Exhibit

STOCK PURCHASE AGREEMENT
dated as of October 7, 2007
by and between
Rockwood Specialties Group, Inc.
and
OM Group, Inc.

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EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	List of Companies
Exhibit C	Allocation of Purchase Price
Exhibit D	Form of Local Share Transfer Agreement
Exhibit E	Principles Used in the Preparation of the Balance Sheet; Exchange Rates
Exhibit F	Singapore Restructuring
Exhibit G	Title Materials

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STOCK PURCHASE AGREEMENT
          THIS AGREEMENT is made as of October 7, 2007, by and between Rockwood Specialties Group, Inc., a Delaware corporation (“Seller”), and OM Group, Inc., a Delaware corporation (“Buyer”). Capitalized terms not otherwise defined in this Agreement are used as defined in Exhibit A.
          Buyer desires to purchase and Seller desires to sell, or cause to be sold, the issued and outstanding shares of capital stock or other equity interests of the entities listed on Exhibit B (collectively, the “Companies”), on the terms and subject to the conditions set forth herein.
          Accordingly, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
          1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, and for the consideration set forth in Section 1.2, Seller will sell (and will cause the other Rockwood Sellers and, in the case of Taiwan Shares, the Taiwan Nominee Shareholders, to sell) to Buyer at the Closing, and Buyer will purchase from Seller and the other Rockwood Sellers (and the Taiwan Nominee Shareholders) at the Closing, all of the Shares.
          1.2 Purchase Price and Payment. The aggregate consideration for the Shares shall be (i) U.S. $274,809,000, (ii) increased or reduced on a dollar-for-dollar basis by the amount by which Closing Working Capital is more than U.S. $26.5 million or less than U.S. $22.5 million, (iii) increased by Retained Cash Balances, if any and (iv) reduced by agreed adjustments of U.S. $10 million (the “Purchase Price”). The Purchase Price will be allocated among the Shares in accordance with Exhibit C.
          1.3 Closing. The consummation of the purchase and sale of the Shares provided for in Section 1.2 and the other transactions contemplated hereunder (the “Closing”) will take place at the New York offices of Hughes Hubbard & Reed LLP, at 10:00 a.m., Eastern Standard Time, on (i) if the last of the conditions required to be satisfied or waived pursuant to Articles V and VI (other than those requiring the delivery of a certificate or other document or the taking of other action at the Closing) are satisfied or waived during the period from November 27 through December 11, 2007, December 14, 2007 (ii) if the last of the conditions required to be satisfied or waived pursuant to Articles V and VI (other than those requiring the delivery of a certificate or other document or the taking of other action at the Closing) are satisfied at another time, the last Business Day of the month in which such conditions are so satisfied or waived or (iii) such other time, on such other date and such other place as may be mutually agreed upon by Buyer and Seller. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective between the parties as of 11:59 p.m. (E.S.T.) on the Closing Date.
          1.4 Deliveries at the Closing. At the Closing:
               (a) Seller shall deliver or cause to be delivered to Buyer:
                    (i) certificates representing all U.S. Shares accompanied by stock powers executed in blank, with all necessary stock transfer and other documentary stamps attached;
                    (ii) share certificates (or indemnities in a form reasonably satisfactory to Buyer in respect of any such share certificates that are lost) representing all

Singapore Shares and all UK Shares together with duly executed stock transfers in respect of the Singapore Shares and the UK Shares;
                    (iii) irrevocable powers of attorney in a form reasonably satisfactory to Buyer executed by each of the registered holders of the UK Shares authorizing Buyer or its nominees to exercise all voting and other rights attaching to the UK Shares until registration of Buyer or such nominees as the holder(s) of the UK Shares;
                    (iv) a working sheet in the form prescribed by the Inland Revenue Authority of Singapore signed by a director or secretary of the Singapore Transferred Company computing the net asset value per Singapore Share;
                    (v) (1) share certificates representing all Taiwan Shares, each duly endorsed on the reverse by the Taiwan Shares Seller or relevant Taiwan Nominee Shareholder as appropriate, (2) the Foreign Investment Approval (the “FIA”) issued by the Taiwanese Investment Commission of Ministry of Economic Affairs to Taiwan Shares Seller and Taiwan Nominee Shareholders in respect of the transfer of the Taiwan Shares to Buyer or its designee, and (3) notice of the transfer of the Taiwan Shares from Taiwan Shares Seller and Taiwan Nominee Shareholders to the Taiwan Transferred Company;
                    (vi) except as Buyer may otherwise specify to Seller in writing prior to the Closing, the written resignation of each director and executive officer and, as applicable, each secretary of the Transferred Companies (or such officers or directors shall have been otherwise removed), such resignation to be executed as a deed in the Agreed Form and to confirm that the person resigning has no claims against the Company from which he is resigning for compensation, for loss of office or otherwise;

                    (vii) the written resignations of the auditors of each UK Transferred Company with such resignation to be in the form required by Section 394 of the Companies Act 1985, as amended (the “UK Companies Act”) and to confirm that such auditors are of the opinion that there are no circumstances of the nature referred to in Section 394(1) of the UK Companies Act that need to be brought to the attention of the members or creditors of such UK Transferred Company in connection with their resignation;
                    (viii) the certificate(s) of incorporation, the common seal, minute books, statutory registers, share certificate books (to the extent shares of the applicable Transferred Company were issued in certificated form) and all other statutory records of each Transferred Company, and a certificate of good standing for each U.S. Transferred Company (or the equivalent in other jurisdictions for other Transferred Companies, if readily available) in their jurisdictions of organization, dated a date reasonably close to the Closing Date;
                    (ix) a transition services agreement, in form and substance reasonably satisfactory to Buyer and Seller, pursuant to which Buyer shall cause the Business to provide Seller and Seller shall provide the Business such transition services as each may reasonably request, at cost, for a reasonable period of time (the “Transition Services Agreement”), duly executed by Seller;
                    (x) in respect of each U.S. Transferred Company, a certificate executed by Seller, in form and substance reasonably satisfactory to Buyer, that satisfies Buyer’s obligations under Treasury Regulation Section 1.1445-2;
                    (xi) U.C.C. termination statements (and comparable instruments in other jurisdictions) in recordable form and other appropriate releases, in form and substance reasonably satisfactory to Buyer, with respect to all recorded Liens (other than Permitted Liens) in the Assets of the Transferred Companies;
                    (xii) certified copies of the minutes of the board meetings referred to in 1.4(b) below, certified as true by a director or the secretary of the relevant UK Transferred Company or Singapore Transferred Company;
                    (xiii) copies of resolutions adopted by the Board of Directors of Seller, certified as of the Closing Date by the secretary or an assistant secretary of Seller, approving the execution and delivery of this Agreement, the Ancillary Documents to be executed and delivered by Seller and the performance by Seller of its obligations hereunder and thereunder;
                    (xiv) copies of resolutions adopted by the Board of Directors of Rockwood Specialties, certified as of the Closing Date by the secretary or an assistant secretary of Rockwood Specialties, approving the sale of all of the issued and outstanding shares of capital stock of the US Transferred Companies pursuant to the terms of this Agreement and execution and delivery of the Ancillary Documents to be executed and delivered by Rockwood Specialties and the performance by Rockwood Specialties of its obligations thereunder;
                    (xv) a copy of a resolution of the Board of Directors of Caledonian, approving the sale of the whole of the issued share capital of Caledonian Applied Technologies Limited pursuant to the terms of this Agreement and the execution and delivery by Caledonian of all transfers and other documents required to be executed by it pursuant to this Agreement or any Local Share Transfer Agreement, certified as true by a director or the secretary of Caledonian;

                    (xvi) a copy of a resolution of the Board of Directors of Mustardgrange, approving the sale of the whole of the issued share capital of Rockwood Electronic pursuant to the terms of this Agreement and the execution and delivery by Mustardgrange of all transfers and other documents required to be executed by it pursuant to this Agreement or any Local Share Transfer Agreement, certified as true by a director or the secretary of Mustardgrange; and
                    (xvii) the certificate required to be delivered by Seller pursuant to Section 5.1.
               (b) Seller shall have ensured that meetings of the boards of directors of the UK Transferred Companies and the Singapore Transferred Company are held at which the directors, subject to and with effect from the Closing:
                    (i) in respect of such UK Transferred Companies that are also Companies and the Singapore Transferred Company, approve the registration of Buyer or its nominee(s) as member(s) of the respective UK Transferred Company or Singapore Transferred Company, as applicable, in respect of the relevant UK Shares or Singapore Shares, as applicable (subject to only the production of properly stamped transfers);
                    (ii) in respect of such UK Transferred Companies that are also Companies and the Singapore Transferred Company, authorize the issuance of new share certificates in respect of the UK Shares or Singapore Shares, as applicable, in favor of Buyer or its nominee(s);
                    (iii) in respect of such UK Transferred Companies that are also Companies, subject only to the transfers of the UK Shares being duly stamped, and in respect of the Singapore Transferred Company, subject to the transfer of the Singapore Shares being duly stamped, approve the entry into the register of members of such Companies, the name of Buyer or its nominee(s) as the holder of the UK Shares or Singapore shares, as applicable, and the making of such other entries into other corporate records of such Companies as may be necessary;
                    (iv) appoint Ernst & Young LLP to replace the existing auditors of the UK Transferred Companies;
                    (v) appoint persons nominated by Buyer as directors and secretary of each UK Transferred Company and the Singapore Transferred Company with effect from the Closing; and
                    (vi) except as Buyer may otherwise specify to Seller in writing prior to the Closing, accept resignations of the directors and secretary of each UK Transferred Company, and in the case of the Singapore Transferred Company, the directors and secretary of the Singapore Transferred Company, so as to take effect from the Closing.
               (c) Buyer shall deliver to Seller:
                    (i) the Estimated Purchase Price in immediately available funds by wire transfer to a bank account (or bank accounts) designated by Seller, which designation shall be made at least two (2) Business Days prior to the Closing Date;
                    (ii) the Transition Services Agreement, duly executed by Buyer;
                    (iii) (1) the FIA issued by the Taiwanese Investment Commission of the Ministry of Economic Affairs to Buyer in respect of the transfer of the Taiwan Shares to Buyer, and (2) a receipt for payment of the Taiwan Securities Transaction Tax;

                    (iv) copies of resolutions adopted by the Board of Directors of Buyer, certified as of the Closing Date by the Secretary of Buyer, approving the execution and delivery of this Agreement and the Ancillary Documents to be executed and delivered by Buyer and the performance by Buyer of its obligations hereunder and thereunder; and
                    (v) the certificate required to be delivered by Buyer pursuant to Section 6.1.
               (d) At the request of Buyer or Seller, Buyer and Seller will enter into, and will cause their applicable Affiliates to enter into, one or more agreements, substantially in the form of Exhibit D (a “Local Share Transfer Agreement”), memorializing the transfer of the Shares of one or more Companies in a particular jurisdiction, including, in the case of the transfer of the Shares of the UK Transferred Companies, appropriate language to transfer such Shares to Buyer with a “full title guarantee.”
          1.5 Closing Working Capital Adjustment.
               (a) At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer, or shall cause to be prepared and delivered to Buyer, a statement substantially in the form attached hereto as Exhibit E (the “Estimated Closing Statement”) setting forth its good faith estimate of Closing Working Capital determined in accordance with GAAP applied using the same principles, practices, methodologies and policies used in the preparation of the Balance Sheet, and Retained Cash Balances.
               (b) The Purchase Price payable on the Closing Date shall be calculated in accordance with Section 1.2 as if Seller’s estimate of Closing Working Capital and Retained Cash Balances set forth in the Estimated Closing Statement was the actual amount of Closing

Working Capital and Retained Cash Balances. The Purchase Price as so estimated is referred to as the “Estimated Purchase Price.”
               (c) On or prior to the date forty-five (45) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Final Closing Statement”) setting forth in reasonable detail its calculation of Closing Working Capital, Retained Cash Balances and the Purchase Price. The Final Closing Statement shall be accompanied by a certificate executed by a senior financial officer of Buyer to the effect that the Final Closing Statement has been prepared in good faith in accordance with this Section 1.5(c). The Final Closing Statement shall also set forth, and explain, in reasonable detail, any differences between Buyer’s calculation of Closing Working Capital and Retained Cash Balances from that set forth on the Estimated Closing Statement.
               (d) Buyer shall make available to Seller all workpapers and other books and records utilized by Buyer in the preparation of the Final Closing Statement, and shall make available to Seller those employees and representatives involved in the preparation of the Final Closing Statement. Seller shall notify Buyer in writing within thirty (30) days after Seller’s receipt of the Final Closing Statement that it accepts the Final Closing Statement or that there is a dispute as to an item reflected thereon. Such notice will set forth Seller’s objections, if any, to the Final Closing Statement in reasonable detail. The failure by Seller to give Buyer such notice within such period shall be deemed to constitute Seller’s acceptance of the Final Closing Statement. The parties will use all reasonable efforts to resolve any such dispute, but if such dispute cannot be resolved by the parties within forty-five (45) days after Seller gives notice of such dispute, it shall be referred to KPMG LLP (the “Selected Accountants”) pursuant to a writing signed by Buyer and Seller adequately describing the dispute. The Selected Accountants shall have authority to resolve the dispute described in the writing and no other matter. The written determination of the Selected Accountants with respect to such dispute shall be conclusive and binding on each party. The fees and expenses of the Selected Accountants shall be shared equally by Seller and Buyer.
               (e) If the Purchase Price as finally determined pursuant to this Section 1.5 (i) is less than the Estimated Purchase Price, Seller shall pay to Buyer an amount equal to the shortfall, or (ii) is more than the Estimated Purchase Price, Buyer shall pay to Seller an amount equal to the excess. Any such payment pursuant to the preceding sentence will be made by wire transfer of immediately available funds, to an account (or accounts) designated by Buyer or Seller, as the case may be, on the later of (x) the second (2nd) Business Day after acceptance by Seller of the Final Closing Statement or (y) the second (2nd) Business Day following resolution (as contemplated by paragraph (d) above) of any dispute concerning the Final Closing Statement; provided, however, that if the parties are disputing the final calculation of the Purchase Price, to the extent part of any payment that would be payable pursuant to this paragraph (e) is not in dispute, the payor shall pay the amount not in dispute on the date the payment would otherwise be due but for such dispute by wire transfer of immediately available funds to an account designated by the recipient. All payments made pursuant to this paragraph (e) shall be accompanied by interest at a rate equal to 5% per annum from the Closing Date through (but excluding) the date such payment is made.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
          Except as set forth in the Disclosure Letter, Seller hereby represents and warrants to Buyer as follows:

          2.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the other Rockwood Sellers is a corporation (or other Person) validly existing and (if such Person is organized in a jurisdiction in which the concept of good standing or its functional equivalent is applicable) in good standing or its functional equivalent under the Laws of its jurisdiction of organization. Schedule 2.1 of the Disclosure Letter lists each Subsidiary of each Company (together with the Companies, the “Transferred Companies”) and the business entity form and place of organization for each of the Transferred Companies. Each Transferred Company is (x) validly existing and (if such Transferred Company is organized in a jurisdiction in which the concept of good standing or its functional equivalent is applicable) in good standing or its functional equivalent under the Laws of its jurisdiction of organization, and (y) qualified to do business as a foreign corporation and (if such concept of good standing or its functional equivalent is applicable in such jurisdiction) in good standing or its functional equivalent in each jurisdiction in which the conduct of its business or the ownership of its Assets requires such qualification, except for such failures to be so qualified and in good standing or its functional equivalent which would not be reasonably expected to have a Material Adverse Effect. Each Transferred Company has the corporate (or other equivalent) authority under the Laws pursuant to which it is organized to own or lease the Assets owned or leased by it and to carry on its business as now being conducted by it. Seller has made available to Buyer true and complete copies of each Transferred Companies’ articles of incorporation and by-laws (or other comparable governing instruments) and all amendments thereto to the date hereof, as in effect on the date hereof. The minute books (containing the records of meetings (and actions by written consent in lieu of meetings) of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books and the stock record books of each of the Transferred Companies have been made available for inspection by Buyer prior to the date hereof.
          2.2 Capitalization. The authorized capital stock, share capital or other equity interests of each Transferred Company and the number of shares of such stock or capital or equity interests that are issued and outstanding, and any such stock or equity interests held by the applicable Transferred Company as treasury stock, are set forth on Schedule 2.2 of the Disclosure Letter. There are no other shares of capital stock or other equity securities of any Transferred Company issued, reserved for issuance or outstanding. The ownership of all issued and outstanding shares or other equity interests of the Transferred Companies is set forth in Schedule 2.2 of the Disclosure Letter. All the Shares and Subsidiary Shares have been validly authorized and issued, are fully paid and, in respect of such jurisdictions where such concept is applicable, nonassessable and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any organizational document of any Transferred Company, any applicable Law or any Contract to which any Rockwood Seller or Transferred Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of any Transferred Company having the right to vote, or convertible into, or exchangeable for, securities having the right to vote, on any matters on which holders of Shares or Subsidiary Shares may vote (“Voting Debt”). There are not any options, warrants, calls, rights, convertible or exchangeable securities, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which any Transferred Company is a party or by which any of them is bound (i) obligating any Transferred Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any Transferred Company or any Voting Debt, (ii) obligating any Transferred Company to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment or Contract or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Shares or Subsidiary Shares. There are not any outstanding contractual obligations (contingent or otherwise) of any Transferred Company to repurchase, redeem or otherwise acquire any shares of capital stock of any Transferred Company. No Transferred Company is a party to, or otherwise bound by, any voting trust, proxy or other Contract, restricting or otherwise relating to the voting, dividend rights or disposition of any Shares or Subsidiary Shares. Except for their interests in the Subsidiaries set forth in Schedule 2.2 of the Disclosure Letter, none of the Transferred Companies own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interests in any Person. The Transferred Companies have, and at the Closing will have, good and valid title to the Subsidiary Shares, free and clear of any Liens. The Rockwood Sellers (and Taiwan Nominee Shareholders) have, and will transfer to Buyer at the Closing, good and valid title to the Shares, free and clear of any Liens.
          2.3 Authority, Approvals and Consents.
               (a) Seller has the corporate power and authority to execute, deliver and perform this Agreement and at the Closing each Rockwood Seller will have the corporate power and authority (or equivalent power and authority) to execute, deliver and perform the Ancillary Documents to be executed and delivered by such Rockwood Sellers and, in each case, to consummate the transactions contemplated hereby and thereby by such party. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been, and at the Closing the execution, delivery and performance by each Rockwood Seller of the Ancillary Documents to which they are, or are specified to be, a party and the consummation of the transactions contemplated thereby by the Rockwood Sellers will have been, duly authorized and approved by the Board of Directors (or comparable governing body) of Seller and each of the other Rockwood Sellers, as applicable, and no other corporate (or other equivalent) proceedings on the part of the Rockwood Sellers or the shareholders or other equity holders of the Rockwood Sellers are necessary to authorize and approve this Agreement and the Ancillary Documents to be executed and delivered by the Rockwood Sellers and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and the Ancillary Documents to be executed and delivered by any Rockwood Seller at the Closing will be duly executed and delivered by such Rockwood Seller. This Agreement constitutes, and at the Closing each Ancillary Document to be executed and delivered by any Rockwood Seller will constitute, a valid and binding obligation of Seller or such Rockwood Seller, as the case may be, enforceable against Seller or such Rockwood Seller, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting creditors’ rights generally.
               (b) The execution and delivery by Seller of this Agreement does not, the execution and delivery by any Rockwood Seller of each Ancillary Document to which it is, or is specified to be, a party will not, and the consummation by the Rockwood Sellers of the transactions contemplated hereby and thereby, and the performance by the Rockwood Sellers and the Transferred Companies of their respective obligations hereunder and thereunder and compliance by the Rockwood Sellers and the Transferred Companies with the terms hereof and thereof will not, in any material respect conflict with, or result in any material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the Assets of any Transferred Company under, any provision of (i) the certificate of incorporation or by-laws (or comparable governing instruments), each as in effect, of any Rockwood Seller or Transferred Company, (ii) any Contract to which any Rockwood Seller is a party or by which any of their respective Assets is bound or (iii) any Order or Law applicable to any Rockwood Seller or any Transferred Company or their respective Assets. No Approval or material Consent is required to be obtained or made by or with respect to any Rockwood Seller or any Transferred Company in connection with the execution, delivery and performance of this Agreement or any Ancillary Document by any Rockwood Seller or the consummation by any Rockwood Seller of the transactions contemplated hereby or thereby, other than (u) Approvals in respect of Company Permits, (v) the Approvals set forth on Schedule 2.3 of the Disclosure Letter, (w) compliance with and filings under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (x) Non-US Antitrust Approvals (y) Consents in respect of Material Agreements, Leases and Benefit Plans and (z) Approvals and Consents that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby and by the Ancillary Documents.
          2.4 Financial Statements. Attached as Schedule 2.4 of the Disclosure Letter are (a) the unaudited consolidated balance sheet of the Business as of December 31, 2006 and the related unaudited consolidated statement of operations for the twelve-month period then ended, and (b) the unaudited consolidated balance sheet of the Business as of June 30, 2007 (the “Balance Sheet”) and the related consolidated unaudited statement of operations for the six-month period then ended (all such financial statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). The Financial Statements fairly present in all material respects the consolidated financial position of the Business as of the dates indicated and the consolidated results of operations of the Business for the periods indicated, in conformity with GAAP applied on a consistent basis throughout the periods specified, except (i) that the Financial Statements omit footnotes and the disclosures required therein and (ii) the Financial Statements as of and for the six-month period ended on June 30, 2007 are subject to normal year-end adjustments upon audit consistent with past practices.
          All books of account of the Transferred Companies are in all material respects accurate and complete. The Transferred Companies maintain systems of internal accounting controls sufficient in all material respects to enable officers of Rockwood Holdings, Inc. to give the certifications called for by Rule 13a-14(a) and (b) under the Securities Exchange Act of 1934, as amended.
          2.5 Absence of Undisclosed Liabilities. The Transferred Companies do not have any material Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto), except (i) as and to the extent reflected or reserved against on the Balance Sheet, (ii) Liabilities incurred or arising in the Ordinary Course of Business after the date of the Balance Sheet, (iii) those arising in the Ordinary Course of Business under Benefit Plans, Contracts, Leases and Permits, (iv) as disclosed in the Disclosure Letter and (v) liabilities for Taxes.

          2.6 Absence of Certain Changes or Events. Since the date of the Balance Sheet, (a) the Business has been operated only in the Ordinary Course of Business and (b) there has not been any change, event or occurrence that has had, or could reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, since the date of the Balance Sheet:
                    (i) there has not been (prior to the date of this Agreement) any damage, destruction or loss with respect to any material Business Asset (to the extent not covered by insurance payable to the applicable Transferred Company);
                    (ii) no Transferred Company has (x) awarded or paid any bonuses to employees of any Transferred Company with respect to the six-months ended June 30, 2007, except to the extent accrued on the Balance Sheet, or (y) except as set forth on Schedule 2.6 of the Disclosure Letter or as otherwise required by the terms of any written agreement in effect on the date hereof or applicable Law, entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of its directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives, in each case of clause (y) outside the Ordinary Course of Business;
                    (iii) as of the date hereof, except as required by applicable Laws, there has not been any material change by any Transferred Company in Tax accounting methods nor has there been any change or rescission by any Transferred Company of any material election in respect of Taxes, any filing of any material amended Tax Return by any Transferred Company, or any settlement of any material Tax claim or assessment by any Transferred Company, in each case, which could reasonably be expected to affect the Tax liability of any Transferred for any taxable period beginning after the Closing Date;
                    (iv) no Transferred Company has entered into any transaction or Contract other than in the Ordinary Course of Business;
                    (v) the Transferred Companies have paid and discharged current Liabilities in the Ordinary Course of Business, except where disputed in good faith;
                    (vi) no Transferred Company has (A) mortgaged, pledged or subjected to any Lien any of its Assets (other than Permitted Liens and Liens securing Indebtedness to be released on prior to the Closing), or (B) acquired any Assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any Assets of any Transferred Company, except for Assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;
                    (vii) no Transferred Company has made any loans or advances, other than in the Ordinary Course of Business, or any capital contributions to, or investments in, any Person (other than a Transferred Company);
                    (viii) no Transferred Company has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business;
                    (ix) no Transferred Company has made or committed to make any capital expenditures in excess of U.S. $50,000 individually or U.S. $500,000 in the aggregate, except as provided in the capital expenditure budgets of the Transferred Companies provided to Buyer;
                    (x) no Transferred Company has granted any license or sublicense of any rights under or with respect to any Intellectual Property owned by any Transferred Company except in the Ordinary Course of Business; and
                    (xi) no Transferred Company has instituted or settled any Proceeding in excess of U.S. $50,000; and
                    (xii) none of the Rockwood Sellers or the Transferred Companies has agreed, committed, arranged or entered into any understanding to do anything set forth in clauses (i) — (xi).
          2.7 Taxes.
               (a) The Transferred Companies have timely filed, or have had filed on their behalf, all Tax Returns which are required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects.
               (b) All Taxes required to be paid by the Transferred Companies, whether or not shown on any Tax Return, have been timely paid, after giving effect to any applicable extensions.
               (c) The Transferred Companies have withheld and timely paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
               (d) As of the date hereof, there are no Proceedings, investigations, written requests for information, audits, or claims pending or, to the Knowledge of Seller, threatened against the Transferred Companies relating to Taxes, and no Tax Return of any Transferred Company has been audited within the three year period ending on the date hereof.
               (e) No Transferred Company has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax.
               (f) No Transferred Company has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise, other than in its capacity as a withholding agent or pursuant to financing arrangements, leases or other commercial agreements and other than as a result of its inclusion in a consolidated, combined or unitary group all the members of which are Transferred Companies.
               (g) No written claim has ever been made by a Governmental Authority in a jurisdiction in which any Transferred Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
               (h) There is no outstanding power of attorney authorizing anyone to act on behalf of any Transferred Company in connection with any Tax, Tax Return or proceeding relating to a Tax that will remain in effect following the Closing, other than any such power of attorney authorizing a person to act on behalf of a consolidated, combined or unitary group in which a Transferred Company is included.
               (i) There is no outstanding closing agreement, ruling request, or request to change a method of accounting with respect to the Taxes of any Transferred Company.
               (j) No Transferred Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) application of Section 481(a)

of the Code as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) made on or prior to the Closing Date, or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.
               (k) No Transferred Company has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code within the two year period ending on the date hereof.
               (l) No “ownership change” (as described in Section 382(g) of the Code) has occurred or will occur prior to the Closing Date that would have the effect of limiting the use of “pre-change tax losses” (as described in Section 382(d) of the Code) of any Transferred Company following the Closing Date.
               (m) The reserves for Taxes appearing in the Balance Sheet are sufficient to cover all Taxes for which any Transferred Company was liable at the date to which the Balance Sheet was drawn up or may after that date become or have become liable on or in respect of or by reference to any profits, gains or income (whether deemed or actual) for any period ended on or before such date or in respect of any distribution or transaction made or entered into or deemed made or entered into on or before such date.
               (n) Seller (or its appropriate Affiliates) or each Transferred Company is in possession and control of all records and documentation that it is obliged to hold, preserve and retain for the purposes of any Tax and such information is sufficient to enable it to compute correctly its liability for Taxes in so far as it relates to any event occurring during a Straddle Period.
               (o) Schedule 2.7 of the Disclosure Letter sets forth the classification of each of the Transferred Companies for federal Income Tax purposes.
               (p) No Transferred Company is a party to any transaction that is described in Section 6707A(c) of the Code or in Treasury Regulation Section 1.6011-4 (or any predecessor provision thereto) and not exempt from reporting pursuant to any administrative guidance.
          2.8 Legal Matters.
               (a) Schedule 2.8 of the Disclosure Letter sets forth a list as of the date of this Agreement and for the 36 months prior to the date hereof, of each Proceeding pending, resolved or settled or, to the Knowledge of Seller, threatened in writing against any Transferred Company or any Business Assets and that (a) related or relates to or involved or involves more than U.S. $50,000, (b) sought or seeks any injunctive relief or (c) related or relates to the transactions contemplated by this Agreement. No Transferred Company is a party or subject to or in any material respect in default under any Order. As of the date of this Agreement, there is no Proceeding by any Transferred Company pending against any other Person.
               (b) The Transferred Companies are, and for the three (3) years prior to the date of this Agreement have been, in compliance in all material respects with all applicable Laws. During the three (3) years prior to the date of this Agreement, the Transferred Companies have not received any written notice asserting any noncompliance by any Transferred Company in any material respect with any applicable Law. To the Knowledge of Seller, as of the date of this Agreement, no Transferred Company is under investigation with respect to the violation of any Laws.

               (c) The Transferred Companies have been granted and hold, all material Approvals required to conduct the Business in all material respects in the manner in which it is conducted as of the date of this Agreement (“Company Permits”). No Transferred Company is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect, of any Company Permit. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Seller, threatened, relating to the suspension, revocation or modification of any Company Permit. Other than the requirement to obtain Approvals in respect of Permits, the execution and delivery by Seller of this Agreement does not, the execution and delivery by any Rockwood Seller of each Ancillary Document to which it is, or is specified to be, a party will not, and the consummation by the Rockwood Sellers of the transactions contemplated hereby and thereby, and the performance by the Rockwood Sellers and the Transferred Companies of their respective obligations hereunder and thereunder and compliance by the Rockwood Sellers and the Transferred Companies with the terms hereof and thereof will not, in any material respect conflict with, or result in any material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the Assets of any Transferred Company under, any provision of any Company Permit.
          2.9 Property.
               (a) Attached as Schedule 2.9(a) of the Disclosure Letter is a list of each parcel of real property owned by the Transferred Companies and used in the Business (the “Owned Property”). The (i) U.S. Transferred Companies have good and marketable fee simple title to the Owned Property, and (ii) Compugraphics International Limited is the registered proprietor of the property at Unit B, Newark Road North, Eastfield Industrial Estate, Glenrothes, and accordingly has a valid title to this property in accordance with the laws of Scotland, in each case free and clear of all Liens (other than Permitted Liens). To the Knowledge of Seller, as of the date of this Agreement, no condemnation or eminent domain proceeding against or affecting, or resolution/proposal for the compulsory acquisition by a local or other Governmental Authority of, all or any portion of the Owned Property is pending or threatened. No Transferred Company has leased or sublet, as lessor or sublessor, any of the Owned Property.
               (b) Attached as Schedule 2.9(b) of the Disclosure Letter is a list of all leases of real property leased or licensed by the Transferred Companies and used in the Business (the “Leases”) as of the date of this Agreement. Each Lease is in all material respects in full force and effect and is valid, binding and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting creditors’ rights generally. Neither any Transferred Company nor, to the Knowledge of Seller, any other party to any Lease is in material breach or default of or under any such Lease, and to the Seller’s Knowledge no event has occurred which (with due notice or lapse of time or both) could reasonably be expected to constitute a material breach or default under any such Lease. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to be executed and delivered by Seller or any of its Affiliates, and the consummation of the transactions contemplated hereby and thereby by Seller and its Affiliates, do not and will not, in any material respect, conflict with, result in the modification or cancellation of, or give rise to any right of termination in respect of (with due notice or lapse of time or both) any such Lease. As of the date of this Agreement, no notice of material breach or of any event which (with lapse of time) could reasonably be expected to constitute a material breach from the landlord, any other Person or Governmental Authority has been received in relation to any such Lease that has not been resolved. No Affiliate of any Transferred Company is the owner or lessor of any Leased Property. No Transferred Company has leased or sublet, as lessor or sublessor, any of the Leased Property.
               (c) Except as disposed of in the Ordinary Course of Business, the Transferred Companies have good and valid title to all material tangible personal property reflected on the Balance Sheet or acquired by it after the date thereof, and such property is held free and clear of all Liens (other than Permitted Liens).
               (d) All material improvements and fixtures on all the Real Property, and all material machinery, equipment and other tangible property owned or leased to the Transferred Companies and currently used by the Business (“Property”), are in all material respects in good condition, except for ordinary wear and tear and after giving effect to capital expenditures being undertaken, and are, together with the Administrative Assets and after taking into account goods and services purchased or leased by the Transferred Companies (including mechanical, electrical and HVAC services provided under Leases), sufficient for the conduct of the Business in all material respects as currently conducted.
               (e) The Real Property constitutes all real property on which the Transferred Companies conduct their operations (other than Administrative Services). The location of the Owned Property is reflected in the Title Materials.
          2.10 Material Contracts. Seller has made available to Buyer for inspection true and complete copies of all Material Agreements. Schedule 2.10 of the Disclosure Letter sets forth a list of each of the following contracts to which any Transferred Company or its Assets are bound as of the date of this Agreement (excluding insurance policies, it being understood and agreed that from and after the Closing, the Transferred Companies shall cease to be insured under such policies) (collectively, the “Material Agreements”):
               (a) any Contract pursuant to which Indebtedness of the Transferred Company has been incurred, other than Seller’s group wide debt facilities under which the Transferred Companies will have no obligations following the Closing;
               (b) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the Assets or businesses of other Persons (other than accounts payable constituting current liabilities);
               (c) any Contract containing (x) non-competition covenants or (y) other covenants restricting the current or future development, manufacture, marketing or distribution of the products and services of any Transferred Company (other than, in the case of clause (y), confidentiality, employment, management, consulting and other similar agreements entered into in the Ordinary Course of Business and those contained in license, distribution, toll manufacturing and similar agreements, in each case which are not material);
               (d) any lease, sublease or similar Contract with any Person (other than a Transferred Company) under which any Transferred Company is a lessor or sublessor of, or otherwise grants any interest to any Person (other than a Transferred Company) in any Owned Property or any Leased Property;
               (e) lease, sublease or similar Contract with any Person (other than a Transferred Company) under which (A) any Transferred Company is lessee or sublessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) any Transferred Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by any Transferred Company, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of U.S. $50,000;
               (f) (A) continuing Contract for the future purchase of materials, supplies or equipment, or (B) management, service, consulting or other similar Contract in any such case which has an aggregate future liability to any Person (other than a Transferred Company) in excess of U.S. $50,000 and which is not terminable by the relevant Transferred Company on 180 days (or less) notice;
               (g) Contract under which any Transferred Company has made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than a Transferred Company and other than extensions of trade credit in the Ordinary Course of Business);
               (h) Contract granting a Lien upon any Intellectual Property or any other material Asset of any Transferred Company (other than a Permitted Lien);
               (i) Contract entered into outside the Ordinary Course of Business providing for indemnification of any Person with respect to material Liabilities relating to any current or former business of any Transferred Company or any predecessor Person;
               (j) Contract for the sale of any material Asset of any Transferred Company (other than inventory sales in the Ordinary Course of Business) or the grant of any preferential rights to purchase any such material Asset;
               (k) hedging agreement (such as a currency exchange, interest rate exchange, commodity exchange or similar Contract) that will be binding on a Transferred Company after the Closing;

               (l) Contract for any joint venture, partnership or similar arrangement;
               (m) Contract pursuant to which a Transferred Company is the licensee or licensor of material Intellectual Property or otherwise granted any right, title or interest in, to or under any material Intellectual Property; and
               (n) Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving the payment or receipt over the life of such Contract following the Closing in excess of U.S. $50,000 by any Transferred Company.
          Neither any Transferred Company nor, to the Knowledge of Seller, any other party to any Material Agreement is in material breach or default of or under any such Material Agreement, and to the Seller’s Knowledge no event has occurred that with the lapse of time or the giving of notice, or both, would constitute a material breach or default of any other party thereto. Each Material Agreement is in all material respects a valid and binding obligation of each of the parties thereto and are enforceable against such parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting creditors’ rights generally. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to be executed and delivered by Seller or any of its Affiliates, and the consummation of the transactions contemplated hereby and thereby by Seller and its Affiliates, do not and will not, in any material respect, conflict with, result in the modification or cancellation of, render unenforceable, or give rise to any right of termination in respect of (with due notice or lapse of time or both) any Material Agreement. As of the date of this Agreement, no party to any of the Material Agreements has exercised any termination rights with respect thereto, and to the Knowledge of Seller no party has given notice of any material dispute with respect to any

Material Agreements. Seller has made available to Buyer true, correct and complete copies of all of the Material Agreements, together with all amendments, modifications or supplements thereto. The Transferred Companies are not party to any Contract (other than this Agreement, Benefit Plans, Contracts relating to employment or termination of employment and Contracts that will not remain in effect following the Closing) with (A) any Rockwood Seller or any Affiliate of any Rockwood Seller (other than a Transferred Company) or (B) any current or former officer, employee or director of any Transferred Company, any Rockwood Seller or any Affiliate of any Rockwood Seller.
          2.11 Labor Relations.
               (a) As of the date of this Agreement, there is no labor strike, organized work stoppage, or lockout (each, an “Industrial Action”) in effect or, to the Knowledge of Seller, threatened against the Transferred Companies in relation to the Business and there has been no Industrial Action in relation to the Transferred Companies in the three years prior to the date of this Agreement.
               (b) To the Knowledge of Seller on the date of this Agreement, there is no union organization campaign or dispute with any works council or other employee representative body relating to any of the employees of the Transferred Companies that perform services primarily for the Business (“Business Employees”) as of the date of this Agreement. As of the date of this Agreement, there is no material unfair labor practice charge or complaint pending in the United States or, to the Knowledge of Seller, threatened against any Transferred Company.
               (c) Schedule 2.11 of the Disclosure Letter lists any collective bargaining agreements or other material Contracts with labor organizations, unions or associations binding upon any of the Transferred Companies in relation to the Business on the date of this Agreement.

               (d) As at the date of this Agreement no current executive of a Transferred Company whose basic annual salary exceeds U.S. $100,000 per annum has given or received notice terminating his employment.
               (e) Except as set forth in Schedule 2.11 of the Disclosure Letter, no person is entitled to any payment or benefit which results from a change of control of a Transferred Company or to terminate his or her employment with any of the Transferred Companies following a change of control of a Transferred Company and receive an enhanced severance benefit solely as a result thereof.
               (f) In the 12 months’ period ending with the date of this Agreement, no UK Transferred Company has given notice of any redundancies to the UK Secretary of State or started consultations with any appropriate representatives under the Trade Union and Labour (Consolidation) Act 1992, nor has any UK Transferred Company been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006).
               (g) All UK Business Employees are employed by Rockwood Electronic or Compugraphics. None of the employees of the Transferred Companies whose employment will be transferred to Affiliates of Seller in the Restructurings perform a material function for the Business.
          2.12 Employee Benefits.
               (a) Seller has furnished or otherwise made available to Buyer true and complete copies (or to the extent no copies exist, accurate descriptions) of all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section

3(37) of ERISA), all severance, termination, salary continuation, change in control, retention, parachute, employment, incentive, bonus, stock option, stock purchase, restricted stock, retirement pension, redundancy, profit sharing, deferred compensation, employee loan, retiree welfare, fringe benefit and all other employee benefit plans, programs, agreements, policies or arrangements, whether or not subject to ERISA, whether formal or informal (A) to the extent that U.S. Business Employees have any present or future right to benefits and which are contributed to, entered into, sponsored by or maintained by any Rockwood Seller and any Affiliates, and (B) under which Seller or its Affiliates have had or have any present or future liability (each a “U.S. Benefit Plan”). Schedule 2.12(a) of the Disclosure Letter contains a list of: (i) the U.S. Benefit Plans that are maintained by one or more of the Transferred Companies solely for Continuing Employees (and former employees of the Business (“U.S. Company Benefit Plans”)); and (ii) employment agreements of U.S. Business Employees under which one or more of the Transferred Companies may have future material liability.
               (b) With such exceptions as would not, individually or in the aggregate, be material, (i) each U.S. Benefit Plan is in compliance with all applicable Laws and has been administered in accordance with its terms; (ii) there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to any U.S. Benefit Plan that could result in any liability or excise tax under ERISA or the Code being imposed on Seller or any Affiliate; (iii) each U.S. Benefit Plan intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status under the Code and, to the Knowledge of Seller, there are no existing circumstances likely to result in the revocation of any such determination letter or the disqualification of any such U.S. Benefit Plan; (iv) no event has occurred and no condition exists with respect to any U.S. Benefit Plan that would subject Seller or its Affiliates, either directly or by reason of their affiliation with any member of their “controlled group” (defined as an organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code, or which would be considered to be a single employer with that entity pursuant to Section 4001(b) of ERISA), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Laws; (v) no “reportable event” (as such term is defined in Section 4043 of ERISA), or “accumulated funding deficiency” (as such term is defined in Section 406 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any U.S. Benefit Plan; (vi) all premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) with respect to any U.S. Benefit Plan have been timely paid in full; (vii) the PBGC has not instituted proceedings to terminate any U.S. Benefit Plan; (viii) no Liability under Title IV of ERISA has been or could reasonably be expected to be incurred by any of Seller and its Affiliates; and (ix) to the Knowledge of Seller, there are no Proceedings or claims pending (other than routine claims for benefits) with respect to any U.S. Benefit Plan or the Assets thereof, which could result in the imposition of liability on such U.S. Benefit Plan or any Transferred Company.
               (c) As of the date of this Agreement, no audit or investigation of any U.S. Benefit Plan by any Governmental Authority is pending, nor, to the Knowledge of Seller, is there any threatened assessment, complaint, Proceeding, or investigation of any kind in any court or Government Authority with respect to any such U.S. Benefit Plan (other than routine claims for benefits).
               (d) All contributions (including all employer matching or other contributions and employee salary reduction contributions) to and payments from any U.S.

Benefit Plan in respect of any U.S. Business Employees that are required in accordance with the terms of such U.S. Benefit Plan, any related document, the Code or ERISA have been timely made, or, if not yet due, have been properly reflected in the Financial Statements; and (ii) all such contributions to, and payments from, any U.S. Benefit Plan, except those to be made from a trust qualified under Section 501(a) of the Code, that are required to be made as of the Closing Date will be timely made.
               (e) Except as set forth in Schedule 2.12 of the Disclosure Letter, no U.S. Benefit Plan provides benefits, including death or medical benefits, beyond termination of service, including retirement, other than (i) coverage mandated by Law or (ii) death or retirement benefits under any such U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
               (f) Except as set forth in Schedule 2.12 of the Disclosure Letter, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any such U.S. Benefit Plan that will result in payment (whether severance pay or otherwise) becoming due from any U.S. Transferred Company to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such individuals) of any U.S. Transferred Company.
               (g) Seller has reserved all rights necessary to amend or terminate any U.S. Company Benefit Plan without the consent of any other Person.

               (h) No U.S. Company Benefit Plan provides benefits to any individual who is not a current or former employee of any U.S. Transferred Company, or dependents or other beneficiaries of any such current or former employee.
               (i) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of any U.S. Transferred Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or U.S. Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
               (j) No U.S. Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), and neither Seller, nor any member of its controlled group has any unpaid liability or obligation in respect of any multiemployer plan.
               (k) With respect to individuals who are located in the U.S. and who provide services to the U.S. Transferred Companies, (i) all persons classified as independent contractors of Seller or its Affiliates satisfy and have at all times satisfied in all material respects all applicable Laws to be so classified; (ii) Sellers and its Affiliates have fully and accurately reported such persons’ compensation of IRS Form 1099 when required to do so; (iii) neither Seller nor any Affiliate has had any obligations to provide benefits with respect to such persons under any U.S. Benefit Plan or otherwise, and (iv) neither Seller nor its Affiliates have employed or employ any “leased employees” as defined in Section 414(n) of the Code.
               (l) In relation to the Rockwood UK Retirement Plan (“Rockwood UK Plan”) and the Compugraphics International Limited Pension and Life Assurance Plan (the

“Compugraphics Plan”, and together with the Rockwood UK Plan, “UK Benefit Plans”), neither Seller nor any Transferred Company has given any legally enforceable undertaking or assurance as to the continuance or improvement of the UK Benefit Plans.
               (m) All Transferred Companies have complied with any obligations under Section 3 of the UK Welfare Reform and Pensions Act 1999 to facilitate access to a stakeholder pension scheme.
               (n) To the Knowledge of Seller, none of UK Benefit Plans, Rockwood Sellers or Transferred Companies is engaged or involved in any proceedings which relate to or are in connection with any UK Benefit Plan or the benefits thereunder and, to the Knowledge of Seller, there are no facts likely to give rise to any such proceedings. In this sub-section, “proceedings” shall mean any litigation or arbitration and also includes any investigation or determination by the Pensions Ombudsman or the Occupational Pension Advisory Service, any notice or order issued by the Pensions Regulator or any complaint under any internal dispute resolution procedure established in connection with any UK Benefit Plan.
               (o) Each UK Benefit Plan is a registered scheme within the meaning of Chapter 2 of Part 4 of the UK Finance Act 2004 and, to the Knowledge of Seller, there is no reason why deregistration may occur.
               (p) All contributions and premiums which are payable by Transferred Companies under UK Benefit Plans and all contributions due from Transferred Employees and payable by way of Transferred Companies’ payroll to UK Benefit Plans have been duly paid when due.
               (q) The Compugraphics Plan has at all times been administered in all material respects in accordance with the trusts, powers and provisions of its governing documentation and has been administered in all material respects in accordance with, and complies in all material respects with all applicable legislation and the general requirements of trust law and other applicable Laws regulations or requirements (including those of HM Revenue and Customs and any European Union law) and UK Transferred Companies and any other participating employers under UK Benefit Plans have fulfilled all their obligations in all material respects under such UK Benefit Plans.
               (r) All lump sum death benefits which may be payable under the UK Benefit Plans on members’ death in service (other than a refund of members’ contributions with interest where appropriate) are fully insured under a policy with an insurance company.
               (s) All levies due to the Board of the UK Pension Protection Fund in respect of the Compugraphics Plan have been paid when due.
               (t) None of the trustees of any UK Benefit Plan has appeared at any time on the Pensions Regulator’s list of prohibited trustees.
               (u) No UK Transferred Company has been a party to any act or omission that falls within the description under Section 38(5) of the UK Pensions Act 2004.
          2.13 Transactions with Affiliates. Set forth on Schedule 2.13 of the Disclosure Letter hereto is a true and complete list of all Contracts (other than intercompany purchase orders entered into in the Ordinary Course of Business) to which any Affiliate of the Transferred Companies (other than a Transferred Company), on one hand, and any Transferred Company, on the other hand, is a party, that will remain in effect following the Closing. No employee, officer, director or stockholder of any Transferred Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to any Transferred Company nor does any Transferred Company owe any amount to, or has any Transferred

Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person (in the case of employees, other than those relating to the employment of such person), (ii) is involved in any business arrangement or other relationship with any Transferred Company (whether written or oral) (in the case of employees, not relating to their employment (if any)) or (iii) owns any material property or right, tangible or intangible, that is used by any Transferred Company.
          2.14 Environmental Matters.
               (a) The Transferred Companies are, and for the three years prior to the date of this Agreement have been, in all material respects, in compliance with all Environmental Requirements.
               (b) The Transferred Companies have not received any written notice prior to the date of this Agreement from any Governmental Authority or third party regarding any material actual or alleged liability of, or material failure to comply by, the Transferred Companies under Environmental Requirements which (x) remain outstanding and/or unresolved or (y) within the three years prior to the date of this Agreement, whether or not remaining outstanding and/or unresolved.
               (c) To the Knowledge of Seller, the Transferred Companies have not undertaken or assumed any material liability with respect to the Business, including any investigatory, corrective or remedial obligation, under Environmental Requirements (except that the Leases, Material Contracts and Permits may contain indemnities and agreements regarding such liabilities).

               (d) The consummation of the transactions contemplated by this Agreement will not trigger any material investigation or remediation requirements under any Environmental Requirement.
               (e) None of the Transferred Companies nor any of their directors or employees or officers has in the three year period prior to the date of this Agreement incurred any civil or criminal liability under Environmental Requirements.
               (f) Buyer has been supplied with copies of all environmental surveys, audits or assessments in the possession of Seller or the Transferred Companies relating to the Owned Property and the Leased Property.
          2.15 Intellectual Property.
               (a) The Transferred Companies either own or by license or otherwise have the right to use all material rights under all trade secrets, patents, trademarks, trade names, copyrights, Internet domain names, databases and data collections, mask works and other intellectual property rights recognized by any Governmental Authority (“Intellectual Property”) which are used in the operation of the Business or which relate to products made or processes practiced by the Business as of the date of this Agreement. Schedule 2.15(a) of the Disclosure Letter sets forth a list of all such Intellectual Property registered or patented on the date of this Agreement and owned, in whole or in part, by any Transferred Company or any Affiliate thereof with the United States Patent and Trademark Office or comparable offices in foreign jurisdictions, together with applications for the foregoing as of the date of this Agreement, excluding registrations and applications of the Seller Marks, listing for each patent and trademark: (i) the title or mark as applicable, (ii) jurisdiction of registration and (iii) owner(s) as of the date hereof. The Transferred Companies have taken or cause to be taken all actions required to maintain such registrations or patents in full force and effect in all material respects.
               (b) Except as set forth on Schedule 2.15(b) of the Disclosure Letter, (x) no Transferred Company nor any of its Affiliates (including any Rockwood Seller) is on the date of this Agreement, and during the preceding three (3) years prior to the date hereof has not been, a party to or the subject of any material infringement, interference, opposition or similar Proceeding challenging the right or title to or use of any material Intellectual Property used in connection with the Business, and (y) no such Proceeding has, to the Knowledge of Seller, been threatened in writing during such three (3) year period.
               (c) To the Knowledge of Seller, the conduct of the Business as currently conducted and as conducted in the three (3) year period prior to the date hereof does not and has not infringe(d), misappropriate(d) or otherwise violate(d) or conflict(ed) with, in any material respect, any material Intellectual Property rights of any other Person, including Seller and its Affiliates.
               (d) Immediately following the Closing, the Transferred Companies shall own, or by license or otherwise have the right to use, all Intellectual Property required to conduct the Business in all material respects in the manner in which it is conducted on the date hereof, except the right to use the Seller Marks.
               (e) Except as described on Schedule 2.15(e) to the Disclosure Letter, the Transferred Companies own, lease or license all material information systems used in connection with the Business as operated on the date hereof.
               (f) Schedule 2.15(a) to the Disclosure Letter indicates those United States and European patents (the “Shadow Patents”) owned by the Transferred Companies that include claims that relate to the two products sold by the Transferred Companies under the Shadow name (“Shadow Products”). The claims of the Shadow Patents cover a substantial portion of the method of application of Shadow Products in the manufacture of printed circuit boards as provided for in the specifications and instructions for use of the Shadow Products by the Transferred Companies as of the date of this Agreement.
          2.16 Brokers. Except for Credit Suisse Securities (USA) LLC, whose fees and expenses will be paid by Seller, no broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby based upon any agreements, written, oral or otherwise made by or on behalf of Seller or any of its Affiliates (including the Transferred Companies).
          2.17 Sufficiency. After giving effect to the Restructurings, the Business Assets will comprise all of the material Assets used by the Rockwood Sellers and their Affiliates in connection with the Business (other than Administrative Assets). The Business Assets (together with the Administrative Assets) are sufficient in all material respects for the conduct of the Business immediately following the Closing in the same manner as currently conducted.
          2.18 Customers and Suppliers.
               (a) Schedule 2.18 of the Disclosure Letter sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Transferred Companies, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2005 and 2006, showing the approximate total sales by the Transferred Companies to each such customer and the approximate total purchases by the Transferred Companies from each such supplier, during such period.

               (b) Between the date of the Balance Sheet and the date of this Agreement, no customer or supplier listed on Schedule 2.18 of the Disclosure Letter has terminated its relationship with any Transferred Company or materially reduced or changed the pricing or other terms of its business with any Transferred Company and, to the Knowledge of Seller, no customer or supplier listed on Schedule 2.18 of the Disclosure Letter has notified any Transferred Company that it intends to terminate or materially reduce or change the pricing or other terms of its business with any Transferred Company.
          2.19 Inventories. The Transferred Companies have good title to all of the inventories of the Transferred Companies (including raw materials and work in process) and no such inventories are consigned. The inventories of the Transferred Companies are in good and marketable condition, and are usuable and of a quantity and quality saleable in the Ordinary Course of Business, subject to applicable reserves. The inventories of the Transferred Companies constitute in all material respects sufficient quantities for the normal operation of the Business in the Ordinary Course of Business. To the Knowledge of Seller, the reserves reflected on the Balance Sheet in respect of inventory are adequate.
          2.20 Accounts Receivable and Payables.
               (a) All accounts receivable of the Transferred Companies have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms. To the Knowledge of Seller, the reserves reflected on the Balance Sheet in respect of accounts receivable are adequate.
               (b) All accounts payable of the Transferred Companies reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business.

          2.21 Banks. To the Knowledge of Seller, Schedule 2.21 of the Disclosure Letter contains a complete and correct list of the names and locations of all banks in which each Transferred Company has accounts.
          2.22 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND SELLER HEREBY DISCLAIMS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW ANY SUCH REPRESENTATION OR WARRANTY (INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE), WHETHER BY SELLER, THE OTHER ROCKWOOD SELLERS, THE TRANSFERRED COMPANIES, THEIR AFFILIATES OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE TRANSFERRED COMPANIES, THE BUSINESS OR THE SHARES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER, ANY AFFILIATE OF BUYER OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY PROJECTIONS OR DUE DILIGENCE REPORTS) BY SELLER, THE OTHER ROCKWOOD SELLERS, THE TRANSFERRED COMPANIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. BUYER ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IT IS NOT

RELYING ON ANY INFORMATION OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT.
          2.23 Environmental Representations and Warranties. Section 2.14 contains the exclusive representations and warranties of Seller concerning (i) compliance by the Transferred Companies and the Business with Environmental Requirements, (ii) obligations and liabilities of the Transferred Companies and the Business under Environmental Requirements and (iii) obligations and liabilities of the Transferred Companies and the Business in respect of contamination of real and personal property with hazardous materials or pollution.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer hereby represents and warrants to Seller as follows:
          3.1 Organization and Good Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of Delaware.
          3.2 Authority, Approvals and Consents.
               (a) Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to be executed and delivered by Buyer and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is, or is specified to be, a party and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly authorized and approved by the Board of Directors (or other comparable governing bodies) of Buyer and no other corporate proceedings on the part of Buyer or the shareholders or other equity holders of Buyer are necessary to authorize and approve this Agreement and the Ancillary Documents to be executed and delivered by Buyer and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and the Ancillary Documents to be executed and delivered by Buyer at the Closing will be duly executed and so delivered by Buyer. This Agreement constitutes, and at the Closing each Ancillary Document to be executed and delivered by Buyer will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting creditors’ rights generally.
               (b) The execution and delivery by Buyer of this Agreement does not, the execution and delivery by Buyer of each Ancillary Document to which it is, or is specified to be, a party will not, and the consummation by Buyer of the transactions contemplated hereby and thereby, and the performance by Buyer of its obligations hereunder and thereunder and compliance by Buyer with the terms hereof and thereof will not, conflict with, or result in any material violation of or material default (with or without notice on lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any material Lien upon any of the Assets of Buyer under, any provision of (i) the certificate of incorporation or by-laws (or comparable governing instruments), each as in effect, of Buyer, (ii) any Contract to which Buyer is a party or by which any of its Assets is bound or (iii) any Order or Law applicable to Buyer or its Assets. No material Approval or other Person is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or any Ancillary Document by Buyer or the consummation by Buyer of the transactions contemplated hereby or thereby other than (w) the Approvals set forth on Schedule 3.2 of the Buyer Disclosure Letter, (x) compliance with and filings under the HSR Act, (y) Non-U.S. Antitrust Approvals and (z) those that may be required solely by reason of the Rockwood

Seller’s and the Transferred Companies’ (as opposed to any other third party’s) participation in the transactions contemplated hereby and by the Ancillary Documents.
          3.3 Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby based upon any agreements, written, oral or otherwise made by or on behalf of Buyer or any of its Affiliates.
          3.4 Investment Intent of Buyer. Buyer is acquiring the Shares pursuant to this Agreement for its own account for investment purposes only, and not with the view to or in connection with any distribution thereof.
          3.5 Financing. Buyer has available cash or has existing borrowing facilities or firm commitments which, together with its available cash, are sufficient to enable it to consummate the transactions contemplated hereby and by the Ancillary Documents and to pay all fees and expenses incurred by Buyer in connection therewith. True and complete copies of all such facilities and commitments (including all exhibits or schedules thereto, and any separate agreements or letters bearing on such facilities and commitments) have been provided to Seller prior to the date of this Agreement.
ARTICLE IV
COVENANTS
          4.1 Access; Confidentiality.
               (a) Between the date hereof and the Closing, Seller will cause the Transferred Companies, during normal business hours and upon reasonable prior notice, to (i) provide to Buyer and its representatives full access to the premises, property, books and records of the Transferred Companies related to the Business, (ii) furnish to Buyer and its representatives financial information, operating data and other information pertaining to the Business and the

Business Assets, (iii) make available for inspection and copying by Buyer copies of any documents relating to the foregoing and (iv) permit Buyer and its representatives to conduct reasonable interviews of executive officers of the Transferred Companies; provided, however, that (x) Buyer shall exercise its right under this Section 4.1(a) in such a manner as to not unreasonably interfere with the operation of the Business and (y) Seller may limit such access described in clauses (i) through (iv) above to the extent such access (A) would, in the opinion of Seller’s counsel, violate or give rise to liability under applicable Law or (B) would require Seller or any of its Affiliates to waive any attorney-client privilege.
               (b) All information provided to Buyer or its representatives by or on behalf of Seller, the other Rockwood Sellers, the Transferred Companies, their Affiliates or their representatives (whether pursuant to this Section 4.1 or otherwise) will be governed and protected by the Confidentiality Agreement between Rockwood Holdings, Inc. and OM Group, Inc. dated June 6, 2007 (the “Confidentiality Agreement”).
          4.2 Announcements. Prior to the Closing, no party (or any Affiliate thereof) will issue any press release or otherwise directly or indirectly make any public statement or furnish any statement or make any announcement generally to its customers with respect to the transactions contemplated hereby without the prior consent of the other party, except as may be required by applicable Law or the rules of any stock exchange on which their securities (or securities of any of their Affiliates) are listed or traded (in which case the party required (or whose Affiliate is required) to make the release, statement or announcement shall, to the extent practicable under the circumstances, allow the other party reasonable time to comment on such release or announcement in advance of its issuance (the first party being under no obligation to accept any such comments)).

          4.3 Conduct of Business Prior to the Closing. (a) Except as otherwise expressly provided in this Agreement or with the prior written consent of Buyer (not to be unreasonably withheld or delayed) or as required by applicable Law or set forth on Schedule 2.6 of the Disclosure Letter, between the date hereof and the Closing, the Rockwood Sellers shall, and the Rockwood Sellers shall cause the Transferred Companies to:
                    (i) conduct the respective businesses of the Transferred Companies only in the Ordinary Course of Business;
                    (ii) use their commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Transferred Companies and (B) preserve the present relationships with Persons having business dealings with the Transferred Companies (including customers and suppliers);
                    (iii) use commercially reasonable efforts (A) to maintain all of the Business Assets in their current condition, ordinary wear and tear excepted, and (B) continue to maintain insurance in respect of the Transferred Companies in accordance with past practices; and
                    (iv) (A) maintain the books and records of the Transferred Companies in the Ordinary Course of Business and (B) continue to collect accounts receivable and pay accounts payable in the Ordinary Course of Business.
               (b) Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of Buyer (not to be unreasonably withheld or delayed) or as required by applicable Law, the Rockwood Sellers shall not, and the Rockwood Sellers shall cause the Transferred Companies not to:

                    (i) repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, any Transferred Company;
                    (ii) transfer, issue, allot, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, any Transferred Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, any Transferred Company;
                    (iii) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of any Transferred Company or amend the terms of any outstanding securities of any Transferred Company;
                    (iv) amend the certificate of incorporation or by-laws or equivalent organizational or governing documents of any Transferred Company;
                    (v) except as required by applicable Law or any Material Agreement or Benefit Plans in effect on the date hereof (in accordance with such Material Agreement or Benefit Plan), (A) increase the salary or other compensation of any director, officer or employee of any Transferred Company, except for normal increases in the Ordinary Course of Business, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of any

Transferred Company or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of any Transferred Company (or amend (except for Section 409A amendments) any such agreement to which any Transferred Company is a party);
                    (vi) voluntarily subject to any Lien (other than Permitted Liens) or otherwise encumber or, except for Permitted Liens, permit, allow or suffer to be encumbered, any of the Business Assets (whether tangible or intangible);
                    (vii) acquire any material Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material Business Assets other than in the Ordinary Course of Business;
                    (viii) enter into or agree to enter into any merger or consolidation with any Person, engage in any new material line of business or invest in, make a capital contribution to, or otherwise acquire the securities, of any other Person;
                    (ix) make a loan or advance to any other Person, except for loans and advances which are not material which are made in the Ordinary Course of Business;
                    (x) cancel or compromise any debt or claim or waive or release any material right of any Transferred Company except in the Ordinary Course of Business;
                    (xi) enter into any commitment for capital expenditures of the Transferred Company in excess of U.S. $50,000 for any individual commitment and U.S. $500,000 for all commitments in the aggregate, other than those provided for in the capital expenditure budgets of the Transferred Companies provided to Buyer;

                    (xii) enter into, modify or terminate any labor or collective bargaining agreement of any Transferred Company, through negotiation or otherwise;
                    (xiii) introduce any material change with respect to the operation of the Transferred Company, including any material change in the types, nature or composition of its products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or terms of distribution of such products or change its discount, allowance or return policies or grant any discount, allowance or return terms for any customer or supplier not in accordance with such policies;
                    (xiv) enter into any transaction or enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;
                    (xv) make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Related Persons, except, in the case of employees, in the Ordinary Course of Business;
                    (xvi) make a material change in its Tax accounting methods;
                    (xvii) change or rescind any material election in respect of Taxes, other than entity classification elections with respect to Transferred Companies (other than U.S. Transferred Companies), amend any material Tax Return, enter into any material closing agreement, or settle any material claim or assessment in respect of Taxes, in each case, which could reasonably be expected to affect the Tax liability of any Transferred Company for any taxable period beginning after the Closing Date;
                    (xviii) enter into any Contract that restrains, restricts, limits or impedes the ability of any Transferred Company to (A) compete with or conduct any business or line of business in any geographic area or (B) solicit the employment of any persons (in the case of clause (B), other than confidentiality, employment, management, consulting and other similar agreements entered into in the Ordinary Course of Business and those contained in license, distribution, toll manufacturing and similar agreements, in each case which are not material);
                    (xix) in any material respect, terminate, amend, restate, supplement or waive any rights under any Material Agreement, Lease, or Company Permit;
                    (xx) settle or compromise any pending or threatened Proceeding or any claim or claims for an amount that would, individually or in the aggregate, reasonably be expected to be greater than U.S. $100,000; or
                    (xxi) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities, in each case except in the Ordinary Course of Business.
          Notwithstanding any provision of this Agreement, the Transferred Companies may distribute some or all of their cash to their stockholders or other equity holders at or prior to the Closing and, prior to the Closing, the Rockwood Sellers may continue to manage the Transferred Companies’ cash through intercompany accounts and cash management arrangements consistent with past practices. Notwithstanding the foregoing, Seller will consult with Buyer and at Buyer’s reasonable request, not distribute funds it intended to distribute.
          4.4 Consents; Cooperation. Subject to the terms and conditions hereof, including Section 4.5, Seller and Buyer will use commercially reasonable efforts (and to the extent necessary, will use commercially reasonable efforts to cause their Affiliates to use commercially reasonable efforts):

               (a) to obtain, secure or make prior to the earlier of the date required (if so required) or the Closing Date, any Consents or Approvals of, to or with any Governmental Authority or any other third party that are required for the consummation of the transactions contemplated by this Agreement, including in connection with assignment by an Affiliate of Seller of all Material Contracts to which a Transferred Company is not a contract party;
               (b) to defend, consistent with applicable Law, any Proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities) challenging this Agreement or the transactions contemplated hereby;
               (c) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing; and
               (d) to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement including satisfaction, but not waiver, of the closing conditions set forth in Articles V and VI.
          4.5 Competition Filings. In furtherance of the respective obligations of Buyer and Seller contained in Section 4.4, Seller and Buyer shall (a) as promptly as practicable, but in no event later than ten (10) Business Days, following the execution and delivery of this Agreement, file or cause to be filed with the Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the initial notification and report form under the HSR Act required for the transactions contemplated hereby, (b) as promptly as practicable prepare and file or cause to be filed all Non-US Antitrust Approvals, (c) cooperate in responding promptly to any Request for Additional Information and Documentary Material under the HSR Act or other request for further information from any Governmental Authority in respect of such filings and the transactions contemplated by this Agreement, (d) seek to terminate any waiting periods under the HSR Act or applicable to Non-US Antitrust Approvals as soon as practicable and (e) furnish the other party and the other party’s counsel as promptly as practicable with all such information and reasonable assistance as may be reasonably required in order to effectuate the foregoing actions. Subject to the terms and conditions herein provided and without limiting the foregoing, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ or any other Governmental Authority may assert under Antitrust Laws with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as expeditiously possible. In furtherance thereof, the parties agree that if any administrative or judicial action or proceeding, including any action or proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, Seller and Buyer shall cooperate in all respects with each other and shall use their respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, in no event will Buyer, the Transferred Companies or any of their respective Affiliates be required to make any proposals, execute or carry out any agreements or submit to any Antitrust Law seeking to impose any limitations on the ability of Buyer, the Transferred Companies or any of their respective Affiliates to acquire, operate or hold, or to require Buyer, the Transferred Companies or any of their respective Affiliates to dispose of or hold separate, any portion of their assets or business. Subject to applicable Law, the preservation of the attorney-client privilege and the instructions of any Governmental Authority, Seller and Buyer shall each keep the other informed of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications between Seller or Buyer, as the case may be, or any of their respective Affiliates (with any competitively sensitive information being provided on an external counsel basis only), and any third party and/or any Governmental Authority with respect to such transactions. Seller and Buyer shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority with respect to such transaction. Seller and Buyer each agree not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with Buyer’s proposed purchase of the Transferred Companies unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.
          4.6 Use of Name.
               (a) Buyer agrees that (except as set forth in the next sentence) neither Buyer nor its Affiliates (including the Transferred Companies) shall have any right to use of the name “Rockwood” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”), and will not at any time hold itself out as having any affiliation with Seller or any of its Affiliates; provided, however, that Buyer and its Affiliates (including the Transferred Companies) shall have the right to use the names of the Transferred Companies (or any derivative thereof, excluding the word “Rockwood”) or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing (other than those containing the word “Rockwood”). After the Closing, Buyer agrees that if any of the Business Assets, including any promotional materials or printed forms, bear the “Rockwood” name (or any derivative thereof), Buyer shall, prior to the use of such Business Assets, delete or cover the “Rockwood” name and clearly indicate that the Transferred Companies are no longer affiliated with Seller or any Affiliate thereof, except that it may, for a period of ninety (90) days after the Closing Date, use the remaining inventory of business cards, stationery, packaging materials, displays, signs, promotional materials and other similar materials (“Supplies”) which contain the name “Rockwood,” provided such Supplies are used only in connection with the sale of the Transferred Companies’ products of the type sold prior to the Closing.
               (b) Buyer agrees to cause each Transferred Company that contains the name “Rockwood” to promptly following the Closing, and in any event within ninety (90) days after the Closing Date, change its name such that its name does not include the name “Rockwood” (or one confusingly similar).
          4.7 Notification of Certain Matters. Between the date hereof and the Closing, (i) Seller will give prompt notice in writing to Buyer of any event, fact, change, occurrence, non-occurrence or circumstance of which it has Knowledge, or of which it receives notice, that (x) has had or could reasonably be expected to have, individually or in the aggregate, taken together with other events or circumstances, a Material Adverse Effect or (y) will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Article V, (ii) Seller will give Buyer prompt notice upon acquiring knowledge of the institution of or the threat of institution of any Proceeding against any Rockwood Seller or any Transferred Company related to this Agreement or the transactions contemplated hereby, (iii) Buyer will give prompt notice in writing to Seller of any event, fact, change, occurrence, non-occurrence or circumstance of which it has knowledge, or of which it receives notice, that will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Article VI, and (iv) Buyer will give Seller prompt notice upon acquiring knowledge of the institution of or the threat of institution of any Proceeding against Buyer or any of its Affiliates related to this Agreement or the transactions contemplated hereby. The delivery of any notice pursuant to this Section 4.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations, or warranties of, the indemnification obligations of, or the conditions to the obligations of, the parties hereto.
          4.8 Retention of Books and Records. Buyer will cause the Transferred Companies to make available after the Closing Date all books, records and other documents pertaining to the Transferred Companies in existence on the Closing Date and in the possession of the Transferred Companies at such time for examination and copying by Seller or its representatives, at Seller’s expense, upon reasonable notice and for a reasonable purpose, such as defending litigation or preparing Tax Returns and financial statements. Buyer agrees to cause the Transferred Companies to preserve such books, records or documents in accordance with Buyer’s document retention policy from time-to-time, provided that no such books, records or documents relating to Taxes will be destroyed by Buyer or the Transferred Companies for seven (7) years following the Closing.
          4.9 Permits. Buyer shall be responsible for effecting the updates and amendments and reissuances of Permits required in connection with the change in ownership of the Transferred Companies provided for herein. Seller will reasonably cooperate with Buyer in effecting such updates, amendments and reissuances and as promptly as practical after the date hereof, will identify for Buyer all Permits of the Business.
          4.10 Intercompany Agreements and Accounts; Debt. Except as set forth in Schedule 4.10 of the Disclosure Letter, as of the Closing all Contracts to which a Seller or an Affiliate of a Seller (other than the Transferred Companies), on the one hand, and a Transferred Company, on the other hand, is a party will be terminated without further liability to any party thereto with respect to periods following the Closing. Seller will cause all intercompany Indebtedness owing from Seller and its Affiliates (other than the Transferred Companies) to the Transferred Companies to be repaid and/or canceled immediately prior to Closing. All Indebtedness of the Transferred Companies owing to Seller or any of its Affiliates shall be released, satisfied or defeased at or prior to the Closing.
          4.11 Restructurings.
               (a) Seller shall use its reasonable efforts to cause the Singapore Restructuring to be consummated as promptly as practicable and, in any event, prior to the Closing. The Singapore Restructuring shall be implemented substantially in accordance with the steps set forth in Exhibit F.
               (b) Subject to the satisfaction and implementation of the steps set out at in clause (i) below, Seller will cause the Wafer Reclaim Area Lease to be assigned to an Affiliate of

Seller that is not a Transferred Company at or prior to the Closing and the Ultra Pure Chemicals Lease will continue as a lease of Rockwood Electronic following the Closing. In connection therewith and subject to the consent and agreement of the current landlord of the Wafer Reclaim Area Lease, Walbrook Trustees (Jersey) Limited and Walbrook Properties Limited, the parties will seek to take the following steps in relation to the Wafer Reclaim Area Lease and the Ultra Pure Chemicals Lease prior to the Closing:
                    (i) Seller will use reasonable efforts to seek to (1) agree with the landlord of the Wafer Reclaim Area Lease to either (x) a surrender of the part of the area currently demised on which the Ultra Pure Chemicals effluent treatment plant is located (the “Effluent Treatment Plant”) and agree upon a new lease for a term coterminous with the term of the Ultra Pure Chemicals Lease to Rockwood Electronic of the surrendered area on which the Effluent Treatment Plant is situated (the “New Lease”) or (y) vary the boundary between the Wafer Reclaim Area Lease and the Ultra Pure Chemicals Lease such that the Effluent Treatment Plant is subject to the Ultra Pure Chemicals Lease, (2) assign the Wafer Reclaim Area Lease to Excalibur Realty UK Limited and (3) have the rents on the leases adjusted so that the total rent cost under the Ultra Pure Chemicals Lease and the New Lease equal the rent that would have been paid on the Ultra Pure Chemicals lease alone or alternatively cause the surrendered area to be made subject to the existing Ultra Pure Chemicals Lease without a rent increase.
                    (ii) Seller shall use reasonable efforts to cause the Ultra Pure Chemicals water treatment plant (the “Water Treatment Plant”) currently located within the area demised by the Wafer Reclaim Area Lease to be relocated to an area within the demise of the Ultra Pure Chemicals Lease. The terms of such relocation are to be agreed on a reasonable basis, with the expense of such relocation to be borne by Seller.

               (c) If the current landlord’s consent to the steps proposed in clause (i) above has not been received prior to the Closing), then the Wafer Reclaim Area Lease and the Ultra Pure Chemicals Lease shall be retained by Rockwood Electronic and shall transfer as part of the consummation of the sale of the Shares of Rockwood Electronic hereunder. In such event, (i) Seller shall be responsible for all incremental costs to Buyer above the costs that it would have incurred had the steps proposed in clause (i) above been implemented at or prior to the Closing during all periods following the Closing in which such steps are not implemented, (ii) all Losses incurred by Seller Indemnitees in relation to the premises subject to the Wafer Reclaim Area Lease (other than the Effluent Treatment Plant) during any period in which such steps are not implemented shall be deemed to be Retained Liabilities and (iii) the parties shall continue to use their reasonable efforts for a period of one year from the Closing to secure such consent and implement such steps.
          4.12 Guarantees. Buyer shall use its reasonable efforts to obtain, on or before the Closing Date (to the extent Seller so requests), and in any event within ninety (90) days following the Closing Date, the release of each of the obligations of Seller (or any Affiliate thereof, other than the Transferred Companies) to guaranty any liability of any Transferred Company, which guarantees are listed on Schedule 4.12 of the Disclosure Letter and, to that end, shall provide such guarantees or other credit support as shall be required to obtain such release. If Buyer fails to obtain any such release or the terms of such release are unreasonable in Seller’s good faith judgment, Buyer shall enter into an agreement (a “Guaranty Agreement”), in form reasonably satisfactory to Seller, containing covenants to indemnify Seller in respect of any liability or expense incurred by Seller (or an Affiliate thereof, other than the Transferred Companies) in respect of any claim made in respect of any such guaranty.

          4.13 Covenant Not To Compete.
               (a) Seller agrees, to the maximum extent not violative of applicable Law, for a period of four (4) years following the Closing Date, Seller will not, and will not permit any of its Affiliates, to engage anywhere in the world in the Restricted Business provided, however, that nothing herein shall be construed to prevent Seller or its Affiliates from (w) owning, directly or indirectly, up to 5% of a class of equity securities issued by any Person engaged in the Restricted Business that is publicly traded or listed on any securities exchange or automated quotation system; (x) conducting any business conducted by them on the Closing Date (other than those conducted through the Transferred Companies, with the exception of the Wafer Reclaim Business, the Pigments Business and the Additives Business), including, without limitation, the Chemetall Business, the Wafer Reclaim Business, the Pigments Business and the Additives Business, (y) the business carried on by Rockwood Electronic Materials SAS as of the Closing Date or (z) acquiring any Entity or business, which is not substantially engaged in the Restricted Business; provided, however, that if more than 15% of the revenues of the acquired Entity or business is attributed to the Restricted Business, Seller will or will cause its applicable Affiliate, as the case may be, to use reasonable efforts to dispose of such portion of such Entity or business to the extent that it engages in the Restricted Business within twelve (12) months of the consummation of such acquisition by Seller or such Affiliate. For purposes of this Section 4.13(a), “not substantially engaged in the Restricted Business” shall mean that no more than 30% of the revenue derived from the last complete fiscal year of such acquired Entity or business (calculated on a consolidated basis) was attributed to the Restricted Business.
               (b) For a period of 18 months year from and after the Closing Date, Seller shall not, and shall cause its Affiliates not to solicit any Business Employees to leave employment with the Transferred Companies; provided, however, this paragraph (b) will not prohibit Seller or its Affiliates from making generalized searches for employees by the use of advertisements in the media (including trade media, newspapers or internet advertising) or by engaging search firms to engage in searches, in each case, that are not targeted or focused on the employees of the Transferred Companies.
               (c) The provisions of paragraphs (a) and (b) of this Section 4.13 will apply only to Rockwood Holdings, Inc. and entities Controlled by Rockwood Holdings, Inc.
               (d) Seller acknowledges and agrees that the covenants set forth in this Section 4.13 are reasonable in geographical and temporal scope and in all other respects.
               (e) The covenants and undertakings contained in this Section 4.13 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 4.13 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 4.12 will be inadequate. Therefore, Buyer will be entitled to seek a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 4.13. The rights and remedies provided by this Section 4.13 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.
               (f) If any court of competent jurisdiction determines that any provision included in this Section 4.13 is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be and, in reduced form, such provision shall be enforceable. It is the intention of the parties hereto that the foregoing restrictions shall not be terminated, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Agreement in the jurisdiction of the court that has made the adjudication.
          4.14 Reporting Assistance. After the Closing, each of Seller and Buyer will (and will cause its respective Affiliates to) reasonably assist the other party in preparing information for various Governmental Authorities after the Closing to the extent that such information relates to the transactions contemplated by this Agreement, the Business, the Business Assets and/or the liabilities of the Business. Such information includes, but is not limited to, information required to comply with financial reporting requirements. The requesting party shall reimburse the non-requesting party for all reasonable out-of-pocket expenses (excluding internal costs) actually incurred by such non-requesting party in connection with the compliance of this Section 4.14. In the event that Buyer is required to prepare audited financial statements for the Business during the 18-month period following the Closing, Seller shall cooperate fully and provide information in its possession in a timely fashion as may be reasonably requested by Buyer in order for Buyer’s independent auditor to conduct and complete such audit.
          4.15 Title Insurance. (a) Prior to the Closing, Seller will cause the Transferred Companies to reasonably cooperate with Buyer in Buyer’s efforts to obtain title insurance in respect of the Owned Property located in the United States. Such cooperation will include the execution by Seller of such instruments reasonably requested to enable Buyer to obtain such insurance and desired endorsements, including the execution of an ALTA statement reasonably and customarily given in real estate transactions in the location of the applicable United States Owned Property; provided, however, that Seller and its Affiliates (other than the Transferred Companies) shall not be required to execute any instrument which expands in any way the representations and warranties contained herein or the liabilities of Seller hereunder (for purposes of this Agreement, any instrument executed by the Transferred Companies pursuant to this Section shall be deemed to have been executed and delivered following the Closing). The premiums for such title insurance will be Buyer’s responsibility.
               (b) Prior to the Closing, Seller will cause the Transferred Companies to reasonably cooperate with Buyer in Buyer’s efforts to obtain at Buyer’s expense a current survey for each parcel of Owned Property located in the United States, prepared by a licensed surveyor and conforming to current ALTA/ACSM Minimum Standard Detail Requirements for Land Title Surveys.
          4.16 Further Assurances. Seller and Buyer will, and Buyer will cause the Transferred Companies to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or Seller, as the case may be, to satisfy its obligations hereunder or to consummate or implement the transactions and agreements contemplated hereby.
          4.17 No Shop. From the date hereof to the termination of this Agreement, Seller will not, and will not permit or authorize any of its Affiliates, or its or their officers, directors, employees, representatives or agents to, directly or indirectly, (i) initiate, solicit, encourage, agree to or take any other action to facilitate or accept any inquiries, proposals or offers from, (ii) enter into any discussions or negotiations with or (iii) disclose any confidential information, or afford any access to the properties, books and records of the Transferred Companies to, any Person (other than Buyer and its Affiliates and their representatives and advisors) in connection with the sale or other disposition of the Shares or the Business.
          4.18 Debt. Prior to the Closing, Seller shall provide Buyer with evidence reasonably satisfactory to Buyer that all Indebtedness of the Transferred Companies will, as of the Closing, be discharged, and that all Liens securing such Indebtedness will be released effective as of the Closing.
          4.19 Resignation of Directors. Seller shall cause each of the directors of the Transferred Companies specified by Buyer to submit a letter of resignation effective on or before the Closing Date.
          4.20 Taiwan Lease. Prior to the Closing, Seller will cause the Taiwan Transferred Company to reasonably cooperate with Buyer in Buyer’s efforts to obtain an extension of the lease by the Taiwan Transferred Company of its premises at No. 5—1 Chi Lin North Road, Chung-Li Industrial Park R.O.C. Chung-Li, Taiwan, through May 2009 on terms specified by Buyer.
          4.21 Estoppel Certificates. Prior to the Closing, Seller will cause the Transferred Companies to reasonably cooperate with Buyer in Buyer’s efforts to obtain estoppel certificates, Lien waivers and non-disturbance agreements relating to the Leased Properties as requested by Buyer and its lenders, each in a form reasonably acceptable to Buyer and its lenders.
          4.22 Section 75 Payment. Seller will cause Compugraphics and Rockwood Electronics or such other entity nominated by Seller to pay £800,001 to the Rockwood UK Plan on or prior to the Closing Date in full and final discharge of their debt under section 75 or 75A of the Pensions Ac 1995.
          4.23 Confidentiality. Seller agrees that, except as required by Law, it shall not, and shall cause its Affiliates not to disclose to any Person any Confidential Information. For purposes of this Section 4.23, “Confidential Information” shall mean any non-public confidential information with respect to the conduct or details of the Business, including methods of operation, customers, and customer lists, products, proposed products, former products, proposed, pending or completed acquisitions of any company, division product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.
          4.24 Rockwood UK Plan. Seller shall use commercially reasonable efforts to procure that the trust deed of the Rockwood UK Plan is amended, with effect from the day before the Closing or earlier, by adding the following new clause:
“Notwithstanding anything to the contrary in the Definitive Deed and Rules, where an employment—cessation event (as defined in Regulation 6(4) of the Occupational Pension Schemes (Employer Debt) Regulations 2005 (the “Regulations”)) occurs in relation to Rockwood Electronic Material (“REM”) and Compugraphics International Limited (“Compugraphics”), the “share of the difference” for the purposes of section 75A of the Pensions Act 1995 and Regulations 6(1)(b) of the Regulations shall be “otherwise apportioned” between “employers” (as defined the Regulations) in accordance with Regulation 6(2)(b) of the Regulations as follows: REM’s “share of difference” pursuant to Regulation 6(1)(b) and 6(2)(b) of the Regulations shall be £800,000; and Compugraphics’ “share of the difference” pursuant to Regulation 6(1)(b) and 6(2)(b) of the Regulations shall be £1.”
     4.25 Compugraphics Plan. (a) On or before Closing, the Seller shall use its best efforts to replace Compugraphics with the Seller or an undertaking which is, on the date of this Agreement, a subsidiary undertaking or parent undertaking of the Seller or a subsidiary undertaking of a parent undertaking of the Seller (“Seller’s Group Undertaking”) as the principal employer in relation to the Compugraphics Plan. To the extent that the Seller encounters any diffculty or delay in effecting such change of principal employer, it shall forthwith inform the Buyer of the same and the Buyer may take whatever action of a non-financial nature it sees fit, with such assistance from the Seller as it reasonably requires, to assist in the effecting of such change of principal employer. Subject to the action envisaged by this paragraph not causing a liability under Section 75 or 75A of the Pensions Act 1995 (or any statutory modificaiton or re-enactment thereof) to arise in respect of Compugraphics, where the Seller or a Seller’s Group Undertaking replaces Compugraphics as the principal employer of the Compugraphics Plan, the Seller will procure that the new principal employer admits at least two of its employees to active membership in the Compugraphics Plan for a period of its choosing which commences as soon as reasonably practicable after Compugraphics ceases to participate in the Compugraphics Plan and ceases to employ any active members in the Compugraphics Plan.
               (b) In the event that such substitution of principal employer has not taken place by the Closing Date, the Seller and the Buyer shall use their respective reasonable efforts to replace Compugraphics with the Seller or a Seller’s Group Undertaking as the principal employer in relation to the Compugraphics Plan as soon as reasonably practicable after the Closing Date.
               (c) The Seller (where clause (a) applies) and the Buyer (where clause (b) applies) will procure that:

                    (i) Compugraphics shall cease for the purposes of the rules of the Compugraphics Plan to participate in the Compugraphics Plan immediately on ceasing to be the principal employer of such scheme; and
                    (ii) the Compugraphics Plan shall be amended or trustee agreement obtained to ensure that following Compugraphics’ cessation of participation in the Compugraphics Plan the liability for benefits shall be retained within the Compugraphics Plan as envisaged by the proviso to clause 24.3 of the Compugraphics Plan’s definitive deed.
               (d) Where Compugraphics has not ceased to participate in the Compugraphics Plan prior to the Closing Date, the Seller will procure that all active membership of the Compugraphics Plan shall terminate prior to the Closing Date.
               (e) The Buyer will procure that it and its Affiliates and their successors (excluding Compugraphics) shall not participate in or exercise any powers in relation to the Compugraphics Plan on or after the Closing Date. The Buyer will further procure that in respect of any period on or after the Closing Date when Compugraphics is a participating employer in the Compugraphics Plan, no other entity shall be admitted as a participating employer.
               (f) The Buyer will procure that no liability will accrue in the Compugraphics Plan on or after the Closing Date as a result of employees of Compugraphics participating in the Compugraphics Plan as active members on or after the Closing Date or as a result of Compugraphics taking any other action (such as augmenting benefits or exercising a discretion to increase benefits) on or after the Closing Date which results in additional liabilities accruing in the Compugraphics Plan.

               (g) In the event that Compugraphics has power to terminate the Compugraphics Plan on or after Closing Date, the Buyer will procure that such power is only exercised if instructed in writing by the Seller to exercise such power.
               (h) Where Compugraphics holds a discretionary power in relation to the Compugraphics Plan or the agreement of Compugraphics is required on or after the Closing Date in respect of any matters to be determined in respect of the Compugraphics Plan (including agreement to items relating scheme funding set out in Part 3 of the Pensions Act 2004), the Buyer will procure that Compugraphics only gives its agreement or exercises its discretion in accordance with the written instructions of the Seller. The Buyer will also use all reasonable efforts, where Compugraphics is a participating employer in the Compugraphics Plan, to facilitate the Seller’s access to the trustees of the Compugraphics Plan for the purposes of discussing matters relating to the Compugraphics Plan.
               (i) The Seller shall indemnify the Buyer and its Affiliates (including Compugraphics) and any of their successors (“Specified Indemnified Parties”) from and against all Losses of the Specified Indemnified Parties arising or which may arise, out of or in connection with any liability relating to the Compugraphics Plan provided that this indemnity shall not apply in respect of (i) any liability arising pursuant to section 75 of the Pensions Act 1995 (or any statutory modification or re-enactment thereof) in relation to a relevant event (as defined in section 75(6A) of the Pensions Act 1995 (or any statutory modification or re-enactment thereof)) occurring in respect of the Specified Indemnified Parties or (ii) in respect of any liability to the extent arising from a breach of clause (e), clause (f), clause (g) or clause (h).
               (j) The Seller will use its best efforts to ensure that within three years of the Closing Date, the assets and liabilities of the Compugraphics Plan are transferred into another pension plan and the Compugraphics Plan is then terminated, provided that no such action shall be required to be taken to the extent that it triggers a requirement to fund any such transferring liabilities or such receiving plan on a higher basis than a scheme funding basis.
               (k) The Seller shall procure that, prior to the Closing Date, consultation shall be carried out with the employees who are members of the Compugraphics Plan (the “Compugraphics Members”) to comply, so far as is possible subject to the other provisions of this Section 4.25 and the remainder of this clause (k), with the obligations to consult with Compugraphics Members under section 259 of the Pensions Act 2004, having first agreed the content of any communications to the Compugraphics Employees with the Buyer, whose agreement may not be unreasonably withheld or delayed.
          4.26 Insurance. Seller will reasonably cooperate with Buyer in providing Buyer with information regarding insurance maintained for the Transferred Companies prior to Closing and the loss experiences of the Transferred Companies, in each case in connection with Buyer’s efforts to procure insurance for the Transferred Companies.
ARTICLE V
CONDITIONS TO THE OBLIGATIONS OF BUYER
          The obligations of Buyer under this Agreement to consummate the purchase of the Shares and the other transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions (each of which may be waived in whole or in part by Buyer to the extent permitted by applicable Law):
          5.1 Representations and Warranties; Covenants. Each of the representations and warranties of Seller contained in (i) Section 2.2 shall be true and correct in all material respects at and as of the date of this Agreement and the Closing Date, with the same effect as though made at and as of the Closing Date and (ii) the other Sections of this Agreement shall be true and correct (disregarding for purposes of this condition any materiality or Material Adverse Effect qualification therein) at and as of the date of this Agreement and the Closing Date, with the same effect as though made at and as of the Closing Date (or, if given as of a specific date or time other than the Closing Date, as of such date or time), except in the case of clause (ii) for such failures of the representations and warranties to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller at or prior to the Closing. At the Closing, Seller shall have furnished to Buyer a certificate dated the Closing Date, and signed by a senior executive officer of Seller to the effect that the conditions set forth in this Section 5.1 have been satisfied.
          5.2 Competition Law Clearances. All applicable waiting periods under the HSR Act shall have expired or been terminated, and the Approvals listed on Schedule 5.2 of the Disclosure Letter shall have been obtained (and, to the extent relevant, shall remain in full force and effect).
          5.3 No Injunctions or Restraints. No Order shall have been issued by a Governmental Authority, and shall remain in effect, that restrains, enjoins or otherwise prohibits in any material respect the consummation of the transactions contemplated by this Agreement to be consummated at the Closing.
          5.4 Singapore Restructuring. The Singapore Restructuring shall have been completed.

          5.5 No Material Adverse Change. There shall not have been any event, change, occurrence, development or circumstance that, individually or in the aggregate, has had a Material Adverse Effect.
ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF SELLER
          The obligations of Seller to consummate the sale of the Shares and the other transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions (each of which may be waived in whole or in part by Seller to the extent permitted by applicable Law):
          6.1 Representations and Warranties; Covenants. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (disregarding for purposes of this condition any materiality qualification therein) at and as of the date of this Agreement and the Closing Date, with the same effect as though made at and as of the Closing Date. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing. At the Closing, Buyer shall have furnished to Seller a certificate dated the Closing Date, and signed by a senior executive officer of Buyer to the effect that the conditions set forth in this Section 6.1 have been satisfied.
          6.2 Competition Law Clearances. All applicable waiting periods under the HSR Act shall have expired or been terminated, and the Approvals listed on Schedule 5.2 of the Disclosure Letter shall have been obtained (and, to the extent relevant, shall remain in full force and effect).
          6.3 No Injunctions or Restraints. No Order shall have been issued by a Governmental Authority, and shall remain in effect, that restrains, enjoins or otherwise prohibits in any material respect the consummation of the transactions contemplated by this Agreement to be consummated at the Closing.
ARTICLE VII
TERMINATION
          7.1 Termination. This Agreement may be terminated at any time prior to the Closing:
               (a) by mutual written consent of Buyer and Seller;
               (b) by Buyer or Seller, if there shall be in effect a final, nonappealable Order of any Governmental Authority restraining, enjoining or otherwise prohibiting in any material respect the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, such Order;
               (c) by Buyer, if any condition contained in Article V shall become incapable of satisfaction (other than as a result of actions by Buyer or its Affiliates in contravention of the provisions hereof);
               (d) by Seller, if any condition contained in Article VI shall become incapable of satisfaction (other than as a result of actions by Seller or its Affiliates in contravention of the provisions hereof); or
               (e) by Buyer or Seller, on or after the date that is six (6) months after the date of this Agreement, if the Closing has not occurred (other than as a result of action by the party seeking to terminate this Agreement (or its Affiliates) in contravention of the provisions hereof).

          If Buyer or Seller terminates this Agreement pursuant to the provisions hereof, such termination will be effected by written notice to the other party specifying the provision hereof pursuant to which such termination is made.
          7.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 7.1 hereof, except for the obligations contained in Section 4.1(b), this Section 7.2, Article X, the representations and warranties contained in Sections 2.16 and 3.3, which will survive any termination of this Agreement, this Agreement will forthwith become null and void, and no party hereto or any of their respective officers, directors, employees, agents, consultants, stockholders or principals will have any liability hereunder or with respect hereto, except that nothing contained herein shall relieve any party from liability for any willful failure to comply with any covenant or agreement contained herein prior to the effective date of termination.
ARTICLE VIII
SURVIVAL AND INDEMNIFICATION
          8.1 Survival. The representations and warranties contained in or made pursuant to this Agreement will survive the Closing, but will terminate on, and be of no further force after, the date that is the 18-month anniversary of the Closing Date, the obligations of Seller under Section 8.2(d) shall survive the Closing and terminate on the fifth anniversary of the Closing Date, the obligations of Seller under Section 8.2(e) shall survive the Closing and terminate on the seventh anniversary of the Closing Date, and the obligations of Seller under Section 8.2(g) shall survive the Closing and terminate on the third anniversary of the Closing Date; provided, however, that (a) the representations and warranties set forth in the Sections 2.14 and 2.17 shall survive the Closing and terminate on the third anniversary of the Closing Date, (b) the representations and warranties set forth in Sections 2.7, 2.12 and 2.16, and the first sentence of Section 2.8(b) and in Article III shall survive the Closing until the date that is ninety

(90) days after the expiration of the statute of limitation applicable to the matter to which such representation or warranty relates and (c) the representations and warranties set forth in the first sentence of Section 2.1, and Sections 2.2 and 2.3(a) shall survive the Closing indefinitely; provided further, however, that such representations, warranties and rights of indemnification shall survive to the extent a claim for indemnification or other claim based upon, resulting from or arising out of a breach or inaccuracy of such a representation and warranty or under such rights of indemnification is made with reasonable specificity prior to such date until such claim is finally resolved. All other provisions of this Agreement will survive the Closing indefinitely in accordance with their terms.
          8.2 Indemnification Obligations of Seller. If the Closing shall occur, Seller, subject to the limitations set forth in this Article, shall indemnify and hold harmless Buyer and its Affiliates (including the Transferred Companies) and each of their respective officers, directors, employees, stockholders, agents, representatives, successors and assigns (collectively, the “Buyer Indemnitees”), on a Net After-Tax Basis against and in respect of any and all Losses, which may be incurred by Buyer Indemnitees arising from, relating to or otherwise in respect of:
               (a) any failure of any representation or warranty made by Seller in Article II of this Agreement to be true and correct as of the Closing Date;
               (b) any breach by Seller of or failure by Seller to perform any of its covenants or agreements contained in this Agreement;
               (c) any Liabilities arising from or in connection with any business or activities other than the Business, including the Wafer Reclaim Business, the Pigments Business and Additives Business or any Liability (including with respect to Taxes) arising from or in connection with the Restructurings (“Retained Liabilities”);

               (d) any Third Party Claims asserted against the Transferred Companies, or any action required under any Environmental Requirements, in each case as a result of any Environmental Condition in existence on the Closing Date;
               (e) any Third Party Claims asserted against the Transferred Companies under Environmental Requirements, or any action required under any Environmental Requirements, in each case based upon, resulting from or arising out of any storage, transportation or release into the Environment (in each case, at sites other than the Real Property) of any Hazardous Substance generated by the Transferred Companies prior to the Closing;
               (f) any Third Party Claims asserted against the Transferred Companies, or any action required under any applicable Environmental Requirements attributable to or as a result of any Legacy Site Environmental Matter, which are asserted against or required of the Transferred Companies as a result of their past ownership or leasing of the relevant site;
               (g) any Proceeding (including settlements thereof) asserted against the Transferred Companies arising out of the operation of the Business of the Transferred Companies prior to the Closing (excluding those described in paragraph (d) of this Section 8.2);
               (h) all Company Transaction Expenses; and
               (i) the Rockwood UK Plan by virtue of section 75 and 75A of the Pensions Act 1995, the Occupational Pensions Scheme (Deficiency on Winding-Up etc.) Regulations 1996 or any legislation amending or replacing the same, except to the extent that such liability is reduced or extinguished by the payment of the amounts referred to in Section 4.22.
          8.3 Indemnification Obligations of Buyer. If the Closing shall occur, Buyer, subject to the limitations set forth in this Article, shall indemnify Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents, representatives, successors and assigns (collectively, the “Seller Indemnitees”), on a Net After-Tax Basis against and in respect of any and all Losses which may be incurred by Seller Indemnitees arising from, relating to or otherwise in respect of:
               (a) any failure of any representation or warranty made by Buyer in Article III of this Agreement to be true and correct as of the Closing Date; and
               (b) any breach by the Buyer of or failure by Buyer to perform any of its covenants or agreements contained in this Agreement.
               8.4 Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement:
               (a) the aggregate liability of Seller for Losses pursuant to Sections 8.2(a), (d) and (g) shall not exceed 20% of the Purchase Price (determined for this purpose without regard to Retained Cash Balances), except that the aggregate liability of Seller for Losses pursuant to Section 8.2(a) related to the breach of any of the representations and warranties contained in the first sentence of Section 2.1 and in Sections 2.2, 2.3(a), 2.7, 2.12, 2.16 and 2.17 (together with the aggregate liability of Seller pursuant to Sections 8.2(a), (d) and (g)) shall not exceed the Purchase Price;
               (b) the aggregate liability of Buyer for Losses pursuant to Sections 8.3(a) shall not exceed 20% of the Purchase Price (determined for this purpose without regard to Retained Cash Balances), except that the aggregate liability of Buyer for Losses pursuant to Section 8.3(a) related to the breach of any of the representations and warranties contained in Section 3.1, 3.2(a), 3.3, 3.4 and 3.5 shall not exceed the Purchase Price;

               (c) no Indemnified Party will be entitled to recover indirect, special, consequential, incidental, punitive or business interruption damages or lost revenues, profits, cost savings or synergies pursuant to Sections 8.2(a) or 8.3(a); provided, however, that the parties acknowledge and agree that for purposes of this Article VIII, any damages actually paid by either of them to a third party (other than an Affiliate) shall be considered direct damages for which recovery may be sought in accordance with the terms hereof;
               (d) no claim for indemnification may be made by a Buyer Indemnitee pursuant to Section 8.2 or by a Seller Indemnitee pursuant to Section 8.3 unless notice of such claim (describing the basic facts or events, the existence or occurrence of which constitute or have resulted in the alleged breach of a representation or warranty made in this Agreement or which otherwise form the basis of the claim) has been given to the party from whom indemnification is sought (the “Indemnifying Party”) during the relevant survival period set forth in Section 8.1 (which, for purposes of Sections 8.2(a) and 8.3(a), will be the survival period of the representation and warranty alleged to have been breached);
               (e) Seller shall have no liability pursuant to Sections 8.2(a) and (d) (x) for any Losses with respect to an individual matter or series of related matters until the cumulative aggregate amount of the Losses with respect to such matter or series of related matters exceeds U.S. $25,000 (the “Threshold Amount”), in which case the amount of all such Losses (including those that are less than the Threshold Amount) shall be included for purposes of computing the Losses that are indemnifiable hereunder and/or applicable against the Basket Amount pursuant to clause (y) below; and (y) until the aggregate amount of the Losses of the Buyer Indemnitees for which indemnification would otherwise be available under Sections 8.2(a) and (d) exceeds 1% of the Purchase Price (determined for this purpose without regard to Retained Cash Balances) (the

“Basket Amount”), after which Seller will be obligated to indemnify for only that portion of such Losses of the Buyer Indemnitees Company that exceed the Basket Amount; provided that the limitations set forth in sub clause (y) of this paragraph (e) shall not apply to Losses related to the breach of any of the representations or warranties contained in Sections 2.1, 2.2, 2.3(a), 2.7, 2.12, 2.16 and 2.17; and
               (f) Seller shall have no liability pursuant to Section 8.2 for any Loss to the extent a reserve with respect to such Loss is included in or taken into account in the calculation or determination of Closing Working Capital or reflected in the Balance Sheet or for any Loss associated with periodic groundwater monitoring at the St. Cheron and St. Fromond facilities to the extent such monitoring is in all material respects of the same nature, magnitude and frequency as that conducted as of the Closing.
               (g) Notwithstanding any other provision of this Agreement, (x) in the event that Buyer, the Transferred Companies or their Affiliates initiate any communication with or make any notice to any Person (including Governmental Authorities) not reasonably required by applicable Environmental Requirements that could reasonably be expected to result in or prompt Losses for which indemnification would otherwise be available pursuant to Sections 8.2(d) or (e) or Section 8.2(a) (in respect of a breach of a representation and warranty contained in Section 2.14), Seller shall not be responsible (and shall not indemnify Buyer Indemnitees) for any such Losses and (y) Seller shall have no liability under Section 8.2(d) and Section 8.2(a) (in respect of a breach of a representation and warranty contained in Section 2.14) for Losses to the extent occurring as a result of or triggered by (A) the closure or demolition after the Closing of any part of any facility of a Transferred Company, or (B) environmental testing conducted on the

Real Property following the Closing, except for such testing required to be undertaken by applicable Environmental Requirements.
          8.5 Mitigation and Recovery from Third Parties.
               (a) Buyer and Seller shall each take, and shall cause their Affiliates to take, all reasonable steps to mitigate any Loss for which indemnification may be sought hereunder, and neither Buyer nor Seller shall be liable for any Loss to the extent the Indemnified Party or its Affiliates shall fail to comply with this Section 8.5(a).
               (b) The amount of any Loss for which indemnification is provided under this Article VIII (before giving effect to the other limitations on indemnification set forth in this Article VIII) shall be net of any amounts actually recovered by the Indemnified Party (or any Affiliate thereof) under insurance policies, or otherwise actually recovered by the Indemnified Party (or any Affiliate thereof) from other Persons (net of any costs incurred for the recovery of such amounts), with respect to such Loss. Buyer and Seller each agree that, unless the other party shall otherwise direct in writing, it will (and cause its Affiliates to) use reasonable efforts to recover any such amounts to the extent such recoveries would reduce amounts required to be paid by the other party pursuant to this Article VIII.
          8.6 Procedure.
               (a) Any claim for indemnification under Section 8.2 or Section 8.3 will be made in accordance with this Section 8.6. In the case of any claim for indemnification arising from a claim or demand of a third Person (a “Third-Party Claim”), the Indemnified Party will give prompt written notice, and in any event no more than ten (10) days following such Indemnified Party’s receipt of such claim or demand, to the Indemnifying Party describing in reasonable detail the basis of such claim or demand as to which it may request indemnification hereunder, provided that the failure to notify or delay in notifying an Indemnifying Party as provided in this sentence or the next sentence will not relieve the Indemnifying Party of its obligations pursuant to Sections 8.2 or 8.3 above, as applicable, except to the extent that such failure actually prejudices the Indemnifying Party (it being understood that any claim for indemnity pursuant to Sections 8.2 or 8.3 above must be made by notice given as provided in this sentence or the next sentence within the applicable survival period specified in Section 8.1 above).
               (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume sole control over the defense, settlement, management and handling of the Third Party Claim with counsel selected by the Indemnifying Party and not reasonably objected to by the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party elects to assume the defense of such claim, (ii) such notice provides that the Indemnifying Party shall indemnify (subject to Section 8.4) the Indemnified Party from and against all Losses the Indemnified Party may suffer arising from, relating to or otherwise in respect of such Third Party Claim, and (iii) the Third Party Claim involves only money damages and does not seek injunctive or other equitable relief from an Indemnified Party; provided, however, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld, delayed or conditioned). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate (but not control) in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party may not settle or compromise any such claim or demand without the consent of the Indemnified Party (which consent may not be unreasonably withheld, delayed or conditioned) if injunctive or other equitable relief would be imposed against the Indemnified Party as a result thereof, and any such settlement or compromise shall provide for a full and unconditional discharge and release of the Indemnified Party with respect to such Third Party Claim (given against a customary cross-release). In the event the Indemnifying Party shall fail to assume the defense of a Third Party Claim as provided herein, the Indemnified Party may defend against the Third Party Claim and the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer arising from, relating to or otherwise in respect of such Third Party Claim to the fullest extent provided by this Article VIII; provided, however, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld, delayed or conditioned).

               (c) Any investigatory, remedial, cleanup, corrective or compliance action taken pursuant to Environmental Requirements in connection with any Third Party Claim arising under Section 8.2(d) and Section 8.2(a) (in respect of a breach of a representation and warranty contained in Section 2.14 related to the Real Property) shall be conducted in a commercially reasonable manner and be deemed to have been adequately completed to the extent that it attains compliance with action levels and clean up standards applicable to industrial properties under relevant Environmental Requirements, unless a more stringent action level or clean-up standard is required under any lawful order or directive of an appropriate Governmental Authority, or a less stringent action level or clean-up standard is authorized by a Governmental Authority with jurisdiction over such matter.
               (d) In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article VIII that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with as promptly as practicable after the Indemnified Party becomes aware of the claim to the Indemnifying Party. Subject to Section 8.1, the failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article VIII, except to the extent that such failure actually prejudices the Indemnifying Party. Upon receipt of any notice that the Indemnifying Party disputes its responsibility for all or a portion of the liability to the Indemnified Party under this Article VIII, the parties will negotiate in good faith to resolve, as promptly as possible, any such dispute.

          8.7 Further Limitations on Indemnification.
               (a) The rights of the parties under Section 4.25 and Article VIII and Article IX will be the exclusive remedy of the parties with respect to breaches of representations, warranties, covenants or agreements contained in or made pursuant to this Agreement.
               (b) Buyer, on behalf of itself and its Affiliates (and from and after the Closing, the Transferred Companies) and their respective shareholders, managers, officers, directors, employees and agents), hereby to the maximum extent permitted by applicable Law waives and releases Seller and its Affiliates (and their respective shareholders, managers, officers, directors, employees and agents) from any statutory or other rights of contribution or indemnity (except as set forth in Sections 1.5 or 4.25, this Article VIII and Article IX and claims or causes of action arising from fraud and claims or causes of action with respect to any breach of any covenant or agreement to be performed after the Closing) with respect to Seller’s ownership of the Shares or control or operation of, or otherwise relating to, the Transferred Companies and the Business. Buyer consents to the execution by the Transferred Companies prior to or at the Closing of an instrument by which they agree to be bound by the provisions of (and in any event waive and release those matters specified in) this Section 8.7(b) to the maximum extent permitted by applicable Law.
               (c) Each Rockwood Seller, effective upon the Closing, hereby fully, finally and forever releases, discharges and covenants not to sue and otherwise agrees not to enforce any claim, cause of action, right, title or interest against, any Transferred Company and each director, officer and employee of each Transferred Company and their respective successors and permitted assigns (collectively, the “Released Persons”), of, from and with respect to any and all claims, debts, covenants, agreements, obligations, Liabilities, actions or demands of any kind or character, based upon any fact or circumstance, whether known or unknown, suspected or unsuspected, which presently exists or has ever existed in the past, that such Rockwood Sellers have or may have in any manner whatsoever, either singly or jointly with others against any of the Released Persons; provided, however, that the Rockwood Sellers are not releasing any claims related to the enforcement of this Agreement or accounts payable included in the calculation of Closing Working Capital.
               (d) In the event that an Indemnifying Party is obligated to indemnify an Indemnified Party pursuant to this Article VIII, the Indemnifying Party will, upon payment of such indemnity, be subrogated to all rights of the Indemnified Party with respect to claims to which such indemnification relates.
               (e) Notwithstanding anything to the contrary herein, this Article VIII shall have no application with respect to indemnification for Taxes, which shall be covered exclusively by Section 9.1.
          8.8 Tax Treatment of Payments. Any indemnification payment made pursuant to this Article VIII shall be treated for all Tax purposes as an adjustment to the Purchase Price, except to the extent required by Law.
ARTICLE IX
TAX AND EMPLOYEE MATTERS
          9.1 Certain Tax Matters.
               (a) Seller will cause to be prepared and filed all Income Tax Returns (including any consolidated, unitary or combined Income Tax Returns) required to be filed with respect to any Transferred Company for any taxable period ending on or before the Closing Date (any such period, a “Pre-Closing Period”). Buyer will cause to be prepared and filed all Tax Returns other than Income Tax Returns (any such Tax Returns, “Non-Income Tax Returns”)

required to be filed with respect to any Transferred Company for any Pre-Closing Tax Period that are due after the Closing; provided, however, that (i) drafts of any such Non-Income Tax Returns shall be provided to Seller for its review and comment prior to filing and the parties will use all reasonable efforts to resolve any dispute, but if such dispute cannot be resolved by the parties within fifteen (15) days after Buyer receives notice of such dispute, it shall be referred to the Selected Accountants, (ii) such Non-Income Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law or change in circumstances, and (iii) Seller may assume responsibility for preparing any such Non-Income Tax Returns upon notice to Buyer at least thirty (30) days before any such Non-Income Tax Return is due. Following the Closing, Seller will pay, and will indemnify and hold harmless Buyer and its Affiliates from and against, on a Net After-Tax Basis, (i) any Taxes imposed upon any Transferred Company for any Pre-Closing Period (except to the extent that the liability for such Taxes was included in the calculation of Closing Working Capital) and (ii) any Taxes allocable to a Pre-Closing Period or the portion of a Straddle Period ending on the Closing Date resulting from the Restructurings or any check-the-box election made by Seller or its Affiliates for the French Transferred Company or any foreign Transferred Company; provided, however, that Buyer will pay, and will indemnify and hold harmless Seller and its Affiliates from and against, on a Net After-Tax Basis, any such Taxes imposed as a result of any action outside the ordinary course of business after the Closing effected by Buyer or its Affiliates (including, after the Closing, the Transferred Companies) or any Tax election made by Buyer or its Affiliates (including, after the Closing, the Transferred Companies), except for any such election directed by Seller. Neither Buyer nor any of its Affiliates (including, after the Closing, the Transferred Companies) shall amend any Tax Return for a Pre-Closing Period if such amendment could reasonably be expected to affect Seller’s liability for Taxes for any Pre-Closing Period or the portion of a Straddle Period ending on the Closing Date pursuant to Sections 9.1(a) or (b) or the Tax liability of Seller or its Affiliates (other than the Transferred Companies) for any period without Seller’s prior consent, which consent shall not be unreasonably delayed or withheld.
               (b) Buyer will cause to be prepared and filed all Tax Returns required to be filed by or on behalf of any Transferred Company for any taxable period beginning before and ending after the Closing Date (any such period, a “Straddle Period”); provided, however, that drafts of any such Tax Returns shall be provided to Seller at least thirty (30) days prior to filing, and such Tax Returns shall be subject to Seller’s review and reasonable approval. Except as otherwise consented to by Seller, any such Tax Returns will be prepared on a basis consistent with the last Tax Returns previously filed by the Transferred Companies except as required by Law or change in circumstances. Buyer will pay, and will indemnify and hold harmless Seller and its Affiliates from and against, on a Net After-Tax Basis, any Taxes imposed upon Seller or its Affiliates for any Straddle Period; provided, however, that Seller will, within fifteen (15) days after the date on which the Straddle Period Tax Return is filed, reimburse Buyer for, and will indemnify and hold harmless Buyer and its Affiliates from and against, on a Net After-Tax Basis, the amount of Taxes for the Straddle Period attributable to the portion of the Straddle Period ending on the Closing Date, other than any such Taxes imposed as a result of any action outside the ordinary course of business effected by Buyer or its Affiliates (including, after the Closing, the Transferred Companies) or any Tax election made by Buyer or its Affiliates (including, after the Closing, the Transferred Companies) which affects the liability of the applicable Transferred Company for the portion of the Straddle Period ending on the Closing Date, except for any such election directed by Seller. Any Taxes (including estimated Taxes)

paid by the Transferred Companies with respect to any Straddle Period prior to the Closing shall be credited against Seller’s liability pursuant to this Section 9.1(b), and, to the extent such prepaid Taxes exceed such liability, Buyer shall cause the Transferred Companies to pay the excess to Seller within fifteen (15) days after filing the Tax Return for the Straddle Period. Neither Buyer nor any of its Affiliates (including, after the Closing, the Transferred Companies) shall amend any Tax Return for a Straddle Period without Seller’s consent, which consent shall not be unreasonably delayed, conditioned or withheld. For purposes of Section 9.1(a) and this Section 9.1(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned (other than conveyances pursuant to this Agreement, which are governed by Section 9.1(g), be deemed to be the amount of such Tax for the entire tax period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned, be deemed equal to the amount which would be payable if the relevant tax period ended on the Closing Date, except that exemptions, allowances and deductions (such as depreciation deductions) calculated on an annual basis shall be prorated between the portion of the applicable Straddle Period that ends on the Closing Date and the portion after the Closing Date on a per diem basis.

               (c) Buyer shall be responsible for, and shall indemnify and hold harmless Seller and its Affiliates from and against, on a Net After-Tax Basis, any Taxes of the Transferred Companies for periods beginning on or after the Closing Date.
               (d) Seller will be entitled to retain, or receive prompt payment from Buyer or any Transferred Company of, any refund or credit for overpayment of Taxes for which Seller is responsible pursuant to Sections 9.1(a) or (b) plus any interest received with respect thereto from the relevant Governmental Authorities. Buyer will, if Seller reasonably requests and at Seller’s expense, cause the Transferred Companies to promptly file for and obtain any refunds or credits to which Seller is entitled under this Section 9.1(d). Buyer will permit Seller to control (at Seller’s expense) the prosecution of any such claim for refund and, when deemed appropriate by Seller, will cause the relevant entity to authorize, by appropriate power of attorney, such person as Seller may designate to represent such entity with respect to such refund claim; provided, however, that any action taken by Seller that could reasonably be expected to affect the Tax liability of the Transferred Companies for taxable periods after the Closing Date shall be subject to the prior consent of Buyer which consent shall not be unreasonably delayed or withheld. For purposes of this Section 9.1(d), a party will be deemed to have made prompt payment of a refund or credit if such payment is made within ten (10) days of the receipt by such party of such refund or of the use by such party of such credit.
               (e) Buyer will promptly notify Seller in writing upon receipt by Buyer or any of its Affiliates (including, after the Closing, the Transferred Companies) of notice of any pending or threatened audit or assessment with respect to Taxes for which Seller would be required to pay or indemnify Buyer or any of its Affiliates pursuant to Sections 9.1(a) or (b). Seller will have the sole right to represent the Transferred Companies’ interest in any audit, administrative or court proceeding relating solely to any Pre-Closing Period, including the right to control, compromise and settle any such proceeding, and to decide whether any consents or waivers to extend applicable statutes of limitations will be granted, and to employ counsel of its choice at its expense. The party that can reasonably be determined to have the larger Tax liability at stake shall control any audit, administrative or court proceeding relative to any Straddle Period with the participation of the other party (or, if the party that would have the larger Tax liability at stake cannot be determined, Buyer and Seller shall jointly control such audit, administrative or court proceeding relative to any Straddle Period), which control shall be exercised reasonably and in good faith with due regard to the relative Tax liability potentially incurred by either party.
               (f) After the Closing Date, each of Buyer and Seller will provide the other (subject to reimbursement by the other party for any reasonable out-of-pocket expenses), with such assistance as may reasonably be requested by the other party in connection with the preparation of any return, report, or form with respect to Taxes or any administrative or judicial proceeding relating to liability for Taxes of the Transferred Companies (or any affiliated, consolidated, combined or unitary group in which any of the Transferred Companies is included), Seller, Buyer or any of their respective Affiliates. For the avoidance of doubt, Buyer shall timely provide Seller with any information and assistance reasonably required by Seller in connection with any IRS Form 5471 that Seller is required to file with respect to any Transferred Company. The parties further agree to retain and provide each other with reasonable access to all books and records relevant to the liabilities of the Transferred Companies or Seller (or any of its Affiliates) for Taxes for any periods prior to the Closing for at least seven years after the

Closing and to give each other notice and an opportunity to receive such books or records prior to destroying or discarding any such books or records.
               (g) All documentary, stamp, transfer, sales, use, excise and similar Taxes imposed upon Seller or Buyer or their respective Affiliates (including the Transferred Companies) as a result of the transactions contemplated by this Agreement, other than any Taxes resulting from the Restructurings or any check-the-box election made by Seller or its Affiliates for the French Transferred Company or any foreign Transferred Company, will be paid 50% by Buyer and 50% by Seller. Buyer and Seller will cooperate in preparing and filing any forms required with respect to any such Taxes. Each party will provide to the other party a true copy of each such return as filed and evidence of the timely filing thereof.
               (h) Any Tax sharing or allocation agreement or arrangement between Seller or any of its Affiliates (other than the Transferred Companies), on the one hand, and the Transferred Companies, on the other hand, shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).
               (i) Any amount paid by or on behalf of any party to or on behalf of another party pursuant to this Section 9.1 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.
               (j) Seller shall be subrogated to any rights that Buyer or its Affiliates (including the Transferred Companies) may have against third parties with respect to Taxes paid or indemnified by Seller pursuant to this Section 9.1.
               (k) Buyer and Seller and their Affiliates agree to amend the allocation schedule set forth in Exhibit C (the “Allocation Schedule”) as necessary to reflect any amounts paid pursuant to Section 1.5, and a final Allocation Schedule (the “Final Allocation Schedule”)

shall be prepared by Buyer and Seller on a basis consistent with the Allocation Schedule within thirty (30) days following the final determination of any amounts to be paid pursuant to Section 1.5. Buyer and Seller and their Affiliates shall report, act, and file all Tax Returns in all respects and for all purposes consistent with the Final Allocation Schedule. Buyer and Seller shall each timely and properly prepare, execute, file and deliver all such documents, forms and other information as either Buyer or Seller may reasonably request in preparing the Allocation Schedule or the Final Allocation Schedule. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Final Allocation Schedule unless required by applicable Law.
          9.2 Employee Benefit Plan Matters.
               (a) Effective as of the Closing, Buyer shall cause the appropriate Transferred Company to (i) continue the employment immediately after the Closing of each person who is a U.S. Business Employee as of the Closing, whether or not then actively at work, including any U.S. Business Employees who are on vacation leave, leave of absence or disability leave (“Continuing U.S. Employee”), (ii) provide each Continuing U.S. Employee (other than Continuing Employees who are represented by unions or whose services are performed pursuant to an employment agreement) with compensation, benefits and other terms of employment which are substantially equivalent to the compensation, benefits and other terms of employment in effect for similarly situated employees of Buyer and (iii) recognize the service of each Continuing U.S. Employee with the Transferred Companies or any Affiliate of the Transferred Companies before the Closing Date as service with Buyer and its Affiliates for purposes of eligibility to participate and vesting (but not for any other purpose, such as benefit accrual or level of benefits) under the benefit plans provided to Continuing U.S. Employees by Buyer and its Affiliates on and after Closing (but only to the extent such service was recognized under similar plans maintained by Seller and its Affiliates prior to Closing).
               (b) Effective as of the Closing, Seller shall amend its Benefit Plans to the extent necessary to provide that the Transferred Companies shall withdraw from participation in all Benefit Plans maintained by Seller for Continuing Employees, and Buyer, or the appropriate Transferred Company, shall continue to be responsible for any Benefit Plan that is maintained by one or more of the Transferred Companies solely for Continuing Employees (and former employees of the Business) (“Company Benefit Plans”).
               (c) Effective as of the Closing, Buyer shall cause the appropriate Transferred Companies to honor the terms of any collective bargaining agreement covering any of the Continuing U.S. Employees and to continue to provide any compensation or employee benefits required to be provided under the terms of any such collective bargaining agreement.
               (d) Buyer shall credit, or cause to be credited, and pay if and when due, each Continuing U.S. Employee with the unused vacation days and any personal days and sick days accrued in accordance with applicable Law and the vacation and personnel policies and labor agreements applicable to Continuing U.S. Employees as of the Closing Date. All such amounts shall be reflected as liabilities in the determination of Closing Working Capital.
               (e) Effective as of the Closing, Buyer shall (i) establish or maintain, or cause to be established or maintained, one or more group health plans which shall cover all Continuing U.S. Employees and dependents who immediately prior to the Closing were covered under any group health plan maintained by Seller or any of its Affiliates, (ii) waive any waiting period and any exclusion or limitation for preexisting conditions under any such group health plan (but only to the extent such waiting period and pre-existing condition limitation were satisfied) under any group health plan maintained by Seller or any of its Affiliates as of the Closing Date and (iii) grant credit (for purposes of annual deductibles, co-payments and out-of-pocket limits) for the dollar amount of such similar amounts satisfied by such individual prior to the Closing Date and during the calendar year in which the Closing Date occurs under any group health plan maintained by Seller or any of its Affiliates.
               (f) Seller shall be responsible for providing continuation of group health coverage required by Section 4980B of the Code or Sections 601 through 608 of ERISA (“COBRA”) or other similar applicable Laws to any U.S. Business Employee, former employee of the Business conducted in the United States or any “qualified beneficiary” (within the meaning of Section 4980B of the Code) of any such U.S. Business Employee or former employee of the Business conducted in the United States who incurs a “qualifying event” (within the meaning of Section 4980B of the Code) prior to the Closing Date. Buyer shall be responsible on and after the Closing Date for providing continuation of group health coverage required by COBRA or other similar applicable Laws to any Continuing U.S. Employee, or any “qualified beneficiary” (within the meaning of Section 4980B of the Code) of any such U.S. Business Employee who incurs a “qualifying event” (within the meaning of Section 4980B of the Code) on or after the Closing Date.
               (g) Seller shall be responsible for any covered claims incurred prior to the Closing by U.S. Business Employees under any Benefit Plan (other than under any U.S. Company Benefit Plan), and Buyer shall be responsible for any covered claim incurred under any U.S. Company Benefit Plan (whether before or after the Closing) or under any employee benefit plan maintained by Buyer or its Affiliates on and after the Closing. For purposes of the foregoing, a claim shall be deemed to be incurred at the time services, with respect to such claim, are rendered and not at the time claim for payment is made. Seller shall be responsible for providing long term disability benefits to any U.S. Business Employee who is receiving long term disability benefits under Seller’s long term disability plan as of the Closing; and Buyer shall be responsible for providing long term disability benefits to any U.S. Business Employee who has incurred an injury or illness prior to Closing but has not qualified for long term disability benefits under Seller’s long term disability plan as of the Closing (including any requirement to complete a waiting or elimination period).
               (h) Buyer shall take all steps necessary to permit each U.S. Continuing Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from Seller’s Profit Sharing/401(k) Plan for the Employees of Rockwood Specialties, Inc. to roll over such eligible rollover distribution, including any associated loans, as part of any lump sum cash distribution into an account(s) under a 401(k) plan maintained by Buyer or a Transferred Company.
               (i) Seller shall, as promptly as practicable following the date of this Agreement, notify U.S. Business Employees who have health care spending accounts or dependent care spending accounts under any Benefit Plan that claims under such plans will not be allowed following the Closing.
               (j) Buyer shall take all steps necessary to permit each Continuing US. Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from Seller’s Profit Sharing/401(k) Plan for Employees of Rockwood Specialties, Inc. to roll over such eligible rollover distribution as part of any lump sum cash distribution into an account(s) under a 401(k) plan maintained by Buyer or a Transferred Company and will use reasonable efforts to permit the rollover of outstanding loan balances of Continuing U.S. Employees who elect to roll over their distributions.
               (k) Upon request, Seller shall provide to Buyer, and Buyer shall provide to Seller, such documents, data and information as may reasonably be necessary to implement the provisions of this Section 9.2 and to administer their respective benefit plans.
          9.3 Workers’ Compensation. Seller will bear the entire cost and expense of workers’ compensation claims arising out of injuries sustained by any current or former U.S. Business Employee prior to the Closing Date (including treatment provided after the Closing Date which is required to treat injuries sustained before the Closing Date). Except as provided in the preceding sentence, Buyer will bear the entire cost and expense of workers’ compensation claims arising out of injuries identifiably sustained on or after the Closing by Continuing U.S. Business Employees.
          9.4 No Third Party Beneficiary Rights; No Right to Employment. Nothing herein expressed or implied shall confer upon any of the employees of the Seller, the Buyer, the Transferred Companies or any of their Affiliates, any rights or remedies, including any right to benefits or employment, or continued benefits or employment, for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.
ARTICLE X
MISCELLANEOUS
          10.1 Expenses. The fees and expenses (including the fees of any lawyers, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated will be paid by Buyer with respect to Buyer and will be paid by Seller with respect to Seller and the Transferred Companies.

          10.2 Headings. The headings, subheadings and captions in this Agreement, the Disclosure Letter and in any Exhibit or Schedule hereto or thereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.
          10.3 Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and will be mailed by prepaid registered or certified mail, timely deposited with an overnight courier such as Federal Express, or delivered against receipt (including by facsimile transmission), as follows:
               (a) In the case of Seller, to:
Rockwood Specialties Group, Inc.
100 Overlook Center
Princeton, NJ 08540
Telecopy: 609-514-8722
Attn: General Counsel
with a copy to:
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Telecopy: 212-422-4726
Attn: James Modlin, Esq.
               (b) In the case of Buyer, to:
OM Group, Inc.
127 Public Square
1500 Key Tower
Cleveland, Ohio 44114
Telecopy: 216-263-7757
Attn: General Counsel
with a copy to:
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Telecopy: 216-579-0212
Attn: Lyle G. Ganske, Esq.
and James P. Dougherty, Esq.

or to such other address as the party may have furnished in writing in accordance with the provisions of this Section. Any notice or other communication shall be deemed to have been given, made and received upon receipt; provided, that any notice or communication that is received other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day of the recipient. A party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.
          10.4 Assignment. This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, except that Buyer may assign any right hereunder, in whole or in part, to any wholly-owned subsidiary of Buyer that agrees (without limitation or release of Buyer’s liabilities hereunder) to be bound by and responsible for Buyer’s liabilities hereunder; and provided, further that no party hereto or successor or assignee has the ability to subrogate any other Person to any right or obligation under this Agreement. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.
          10.5 Entire Agreement. This Agreement (including the Disclosure Letter and any Schedule or Exhibit hereto or thereto), the Confidentiality Agreement and the Ancillary Documents contain the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior written or oral commitments, arrangements or understandings with respect hereto (other than the Confidentiality Agreement, which will terminate at the Closing but survive any termination hereof).

          10.6 Amendment; Waiver. This Agreement may only be amended or modified in writing signed by the party against whom enforcement of any such amendment or modification is sought. No breach of any covenant, agreement, representation or warranty made herein shall be deemed waived unless expressly waived in writing by the party who might assert such breach. The waiver by any party hereto of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.
          10.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original.
          10.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
               (a) This Agreement shall be governed by the laws of the State of New York, without regard to any conflicts of law rules or principles that would result in the application of the laws of another jurisdiction.
               (b) Each party hereto, hereby consents to, and confers exclusive jurisdiction upon, the courts of the State of New York and the Federal courts of the United States of America located in the County of New York in the State of New York, and appropriate appellate courts therefrom, over any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its Assets are exempt or immune from execution, that such action, suit or proceeding is brought in an inconvenient forum, or that the venue of such action, suit or proceeding is improper. Seller and Buyer covenant not to initiate any such suit, action or proceeding in any other jurisdiction. Service of process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the State of New York, as provided in Section 10.3 herein.
               (c) Each party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any proceeding directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Document or any transaction contemplated hereby or thereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Documents, as applicable, by, among other things, the mutual waivers and certifications in this paragraph.
          10.9 Interpretation; Absence of Presumption.
               (a) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto and the Disclosure Letter) and not to any particular provision of this Agreement, and Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement or the Disclosure Letter unless otherwise specified, (iii) except where the context otherwise requires, references to a “party” or “parties” shall mean Buyer or Seller, or all of them as the context requires, (iv) the word “including” and words of similar import when used in this Agreement shall mean

“including, without limitation,” unless the context otherwise requires or unless otherwise specified and (v) the word “or” shall not be exclusive.
               (b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
          10.10 Third Person Beneficiaries. This Agreement is not intended to confer upon any other Person any rights or remedies hereunder. Each of Buyer and Seller may assert the rights of Buyer Indemnitees and Seller Indemnitees, respectively, pursuant to Article VIII hereof.
          10.11 Representations and Warranties; Schedules. Neither the specification of any dollar amount in the representations and warranties set forth in Article II nor the indemnification provisions of Article VIII nor the inclusion of any items in any Schedule of the Disclosure Letter will be deemed to constitute an admission by Seller or Buyer, or otherwise imply or create any presumption, that any such amounts or the items so included are material for the purposes of this Agreement, or that any such item meets any or all of the criteria set forth in this Agreement for inclusion in such Schedule to the Disclosure Letter or any other Schedule to the Disclosure Letter. Disclosure of any fact or item in any Schedule of the Disclosure Letter shall, should the existence of such fact or item be relevant to any other Schedule of the Disclosure Letter, be deemed to be disclosed with respect to that other Schedule to the extent the relevance of such disclosure to such other Schedule is reasonably apparent. Any capitalized terms used in the Disclosure Letter or any Schedule hereto or thereto but not otherwise defined therein shall be defined as set forth in this Agreement.
          10.12 Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and Seller and Buyer will use their reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. To the extent permitted by applicable Law, each party waives any provision of applicable Law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ROCKWOOD SPECIALTIES GROUP, INC.
By:
Name:
Title:

OM GROUP, INC.
By:
Name:
Title:

EXHIBIT A
Certain Definitions
          “Additives Business” shall mean the business of producing, marketing, developing and selling specialty rheology modifiers and additives.
          “Administrative Assets” shall mean Assets utilized by Seller and its Affiliates (other than the Transferred Companies) in providing administrative, information technology, accounting, book and record keeping, tax, financial, insurance, legal, human resources and other like services (including services of the foregoing nature to be provided pursuant to the Transition Services Agreement) to the Transferred Companies.
          “Affiliate” shall mean, with respect to a Person, another Person, directly or indirectly, through one or more intermediaries, controlled by, under common control with or which controls, the Person specified at such time. For purposes of this definition, “control” shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement and the Ancillary Documents, no Person shall be deemed to control Rockwood Holdings, Inc.
          “Agreed Form” shall mean a document in a form approved and for purposes of identification initialed by or on behalf of each party and customary for the type of transaction to which such document relates.
          “Agreement” shall mean this Stock Purchase Agreement.
          “Allocation Schedule” shall have the meaning specified in Section 9.1(k).
          “Ancillary Documents” shall mean the Transition Services Agreement, the Local Share Transfer Agreements (if any), the Share transfer instruments described in Sections

1.4(a)(i), 1.4(a)(ii) and 1.4(a)(v) and 1.4(a)(vi) and the certificates described in Sections 1.4(a)(x), 1.4(a)(xii), 1.4(a)(xiii), 1.4(a)(xiv), 1.4(a)(x)(v), 1.4(a)(x)(vi), 1.4(a)(x)(vii), 1.4(c)(iv) and 1.4(c)(v).
          “Antitrust Laws” shall mean any Laws governing competition, monopolies, restrictive trade practices or competition-related merger notifications in any jurisdiction.
          “Approval” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, planning permission, approval or other action of, or any filing, registration or qualification with, any Governmental Authority.
          “Assets” shall mean all properties (including real property), assets, privileges, rights, interests and claims, personal, tangible and intangible, of every type and description.
          “Balance Sheet” shall have the meaning specified in Section 2.4.
          “Basket Amount” shall have the meaning specified in Section 8.4(d).
          “Benefit Plans” shall mean (i) each U.S. Benefit Plan, (ii) each UK Benefit Plan, (iii) any other written material employee benefit plan, including any deferred compensation, pension, retirement, savings, profit sharing, incentive, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers compensation, unemployment, severance pay, employee loan or educational assistance plan and (iv) any indemnification, severance or change-in-control agreement, in each case, which covers any current or former employees of the Business.
          “Business” shall mean the Restricted Business, as conducted by Seller and its Affiliates.
          “Business Assets” shall mean all Assets of the Transferred Companies that are used or held for use in connection with the Business.

          “Business Day” shall mean a day other than Saturday or Sunday or other day on which banks in New York City are required to or may be closed.
          “Business Employees” shall have the meaning specified in Section 2.11(b).
          “Buyer” shall have the meaning specified in the Preamble, and shall be deemed to include such Affiliates of Buyer that enter into Local Share Transfer Agreements.
          “Buyer Indemnitees” shall have the meaning specified in Section 8.2.
          “Caledonian” shall mean Caledonian Applied Technology Limited, a limited company organized under the laws of England and Wales.
          “Chemetall Business” shall mean the business of producing, marketing, developing and selling surface treatment technologies, processes and products for use in the cleaning, surface texturing and conditioning of substrates.
          “Closing” shall have the meaning specified in Section 1.3.
          “Closing Date” shall have the meaning specified in Section 1.3.
          “Closing Working Capital” shall mean, with respect to the Business, (i) the value of (x) accounts receivable (net of reserves), plus (y) inventories, plus (z) prepaid expenses, minus (ii) the value of (x) accounts payable (including in respect of capital projects), plus (y) accrued expenses (other than the severance costs for terminations occurring following the Closing or obligations for Taxes other than payroll Taxes), in each case determined as of the Closing Date (and after giving effect to the provisions hereof that have the effect of releasing the Transferred Companies from liabilities upon the Closing) in accordance with GAAP applied using the same principles, practices, methodologies and policies used in the preparation of the Balance Sheet. In determining Closing Working Capital, foreign currencies shall be converted into U.S. dollars at the exchange rates in effect on the Closing Date.

          “COBRA” shall have the meaning specified in Section 9.2(g).
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Companies” shall have the meaning specified in the Recitals.
          “Company Benefit Plans” shall have the meaning specified in Section 9.2(b).
          “Company Permit” shall have the meaning specified in Section 2.8(c).
          “Company Transaction Expenses” shall mean all out-of-pocket fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred by Seller or the Transferred Companies or their Affiliates or the Business in connection with this Agreement and the transactions contemplated by this Agreement to be consummated at or prior to the Closing.
          “Compugraphics” shall mean Compugraphics International Limited, one of the UK Transferred Companies.
          “Compugraphics Plan” shall have the meaning specified in Section 2.12(j).
          “Confidentiality Agreement” shall have the meaning specified in Section 4.1(b).
          “Confidential Information” shall have the meaning specified in Section 4.23.
          “Continuing Employee” shall have the meaning specified in Section 9.2(a).
          “Continuing U.S. Employees” shall have the meaning specified in Section 9.2(g).
          “Consent” shall mean any consent or approval of, or notice, declaration, report or statement filed with or submitted to, any Person (other than an Approval).
          “Contract” means any contract, agreement, lease, license, indenture, note, bond, commitment, instrument, or other legally binding arrangement, whether written or oral.
          “Control” shall mean, as to any Person, the power to elect a majority of the governing body and direct or cause the direction of the management and policies of such Person,

whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.
          “Disclosure Letter” shall mean the Disclosure Letter, dated the date of this Agreement, delivered by Seller to Buyer contemporaneously with the delivery of this Agreement.
          “DOJ” shall have the meaning specified in Section 4.5.
          “Effluent Treatment Plant” shall have the meaning specified in Section 4.11(b)(i).
          “Environment” means soil, surface water, groundwater, land, sediments, surface or subsurface strata, ambient air or indoor air.
          “Environmental Condition” means any condition of the Environment with respect to the Real Property that violates any Environmental Requirements, or even though not violative of any Environmental Requirements nevertheless results in any Liability or obligation to take response action under any Environmental Requirement.
          “Environmental Requirements” shall mean all Laws or Orders concerning the protection of the Environment from contamination or pollution or impact upon human health from contamination or pollution, in each case as are in effect on the Closing Date or, with respect to past operations of the Transferred Companies, as were in effect at the time of such operations.
          “ERISA” shall have the meaning specified in Section 2.12(a).
          “Estimated Closing Statement” shall have the meaning specified in Section 1.5(a).
          “Estimated Purchase Price” shall have the meaning specified in Section 1.5(b).
          “FIA” shall have the meaning specified in Section 1.4(a)(v).
          “Final Allocation Schedule” shall have the meaning specified in Section 9.1(k).
          “Final Closing Statement” shall have the meaning specified in Section 1.5(c).

          “Financial Statements” shall have the meaning specified in Section 2.4.
          “FTC” shall have the meaning specified in Section 4.5.
          “GAAP” shall mean generally accepted accounting principles in the United States as in effect on the date of this Agreement.
          “Governmental Authority” shall mean any national, federal, state, provincial, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, and shall include for the avoidance of doubt, any authority responsible for enforcing and/or monitoring compliance with any Antitrust Laws, including those with jurisdiction to review the transactions contemplated hereby.
          “Guaranty Agreement” shall have the meaning specified in Section 4.12.
          “HSR Act” shall have the meaning specified in Section 2.3(b).
          “Hazardous Substance” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, leaded paints, toxic mold and other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or that could give rise to liability under any Environmental Requirements.
          “Income Taxes” shall mean any Taxes in the nature of revenue, income or franchise Taxes.
          “Income Tax Return” shall mean any Tax Return relating to Income Taxes.
          “Indebtedness” of any Person means, without duplication, (i) all obligations of such Person (A) for the principal of, interest on, and premium (if any) and breakage costs (if any)

in respect of money borrowed (whether borrowed from an Affiliate of such Person or a Person that is not an Affiliate) or (B) evidenced by notes, debentures, bonds or other similar instruments (other than performance and similar bonds) for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property (other than accounts payable), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, including all obligations of such Person for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP; (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (iv) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (iv) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any Asset of such Person (whether or not such obligation is assumed by such Person).
          “Indemnified Party” shall mean Buyer Indemnitees or Seller Indemnitees, as the case may be, seeking indemnification pursuant to Article VIII.
          “Indemnifying Party” shall have the meaning specified in Section 8.4(c).
          “Industrial Action” shall have the meaning specified in Section 2.11(a).
          “Intellectual Property” shall have the meaning specified in Section 2.15(a).
          “IRS” shall mean the United States Internal Revenue Service.

          “Knowledge of Seller” shall mean the actual knowledge as of the date of this Agreement of Michael Piacentino, Michael Miles, Moenes Elias, Reg Stephenson, Richard Seager and Andrè Hawryliw.
          “Law” means any foreign, federal, state or local law, statute, code, ordinance, enactment, rule or regulation of any Governmental Authority, including Antitrust Laws and the U.S. Foreign Corrupt Practices Act and comparable statutes in non-U.S. jurisdictions.
          “Leased Property” shall mean the real property leased, licensed or otherwise used by a Transferred Company pursuant to the Leases.
          “Leases” shall have the meaning specified in Section 2.9(b).
          “Legacy Site Environmental Matter” shall mean any Liability or requirement arising under any Environmental Requirement as in effect at any time associated with or attributable to any real property owned, operated, used or leased by a Transferred Company or any predecessor in interest thereto prior to the Closing (but no longer owned, operated, used or leased by a Transferred Company at the Closing).
          “Liability” means any direct or indirect liability, obligation, guaranty, claim, loss, damage, deficiency, cost or expense, whether relating to payment, performance or otherwise, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not required to be reflected or reserved against on the financial statements of the obligor under GAAP.
          “Lien” means any mortgage, lien (statutory or other), pledge, assignment, deed of trust, hypothecation, charge, option, right of first refusal, preemptive right, security interest, or other like encumbrance, or any interest or title of any vendor, lessor, lender or other secured party under any conditional sale, capital lease, trust receipt or other title retention agreement.
          “Local Share Transfer Agreement” shall have the meaning specified in Section 1.4(d).
          “Losses” shall mean losses, liabilities, claims, damages, costs and reasonable expenses of defense (including reasonable attorney and investigatory fees and expenses).
          “Material Adverse Effect” shall mean any material adverse change in or effect on (A) the business, assets, financial condition, liabilities or results of operations of the Transferred Companies, taken as a whole, or (B) the ability of the Rockwood Sellers to consummate the sale of the Shares and the other transactions, in each case, as contemplated hereby. “Material Adverse Effect” shall disregard each of the following, and any effects thereof or changes relating thereto or resulting therefrom: (i) changes in the general economic, financial markets, regulatory or political conditions, (ii) events or changes to the extent that they generally affect the industry or industries, or market or markets, in which the Business operates, (iii) any natural disaster, outbreak or escalation of hostilities, act or acts of war or terrorism, military actions or other national or international calamity or crisis, (iv) the suspension of trading in securities on any United States or foreign stock exchange, or a disruption in securities settlement, payment or clearance services in the United States or elsewhere, (v) the taking of any action by any Governmental Authority in respect of its monetary or fiscal affairs, (vi) changes in applicable Law (other than the effects of any such changes which adversely affect the Transferred Companies to a materially greater extent than their competitors in the applicable industries in which the Transferred Companies compete), (vii) the consummation of the transactions contemplated hereby or the announcement of this Agreement, (viii) the identity of, or actions or omissions of, Buyer or its Affiliates, (ix) the failure, in and of itself, to meet or fulfill the 2007 EBITDA target or capital expenditure budget of the Transferred Companies to the extent such failure has been reflected in the Purchase Price as agreed by the parties hereto or (x) changes in GAAP or any formal pronouncements related thereto.
          “Material Agreements” shall have the meaning specified in Section 2.10.
          “Mustardgrange” shall mean Mustardgrange Limited, a limited company organized under the laws of England and Wales.
          “Net After-Tax Basis” shall mean, with respect to the calculation of any indemnification payment owed to any party pursuant to the Agreement, calculation thereof in a manner taking into account any Taxes actually owing by the Indemnified Party or its Affiliates as a result of receipt or accrual of the indemnity payment and any savings in Taxes actually realized by the Indemnified Party or its Affiliates as a result of the indemnified liability. In the event that a Tax liability is actually incurred or a savings in Taxes is actually realized by an Indemnified Party or its Affiliates subsequent to the time that an indemnification payment is required to be paid, such liability or savings shall be taken into account (and payment with respect thereto shall be made by the appropriate party) only as and when such liability is incurred or savings are realized.
          “New Lease” shall have the meaning specified in Section 4.11(i).
          “Non-Income Tax Returns” shall have the meaning specified in Section 9.1(a).
          “Non-US Antitrust Approvals” shall mean any Approval required to be obtained from, or any filings or other notifications required to be made to or with, any non-United States Governmental Authority in connection with the transactions contemplated hereby under Antitrust Laws.

          “Order” means any order, writ, injunction, decree, judgment, award or ruling of a Governmental Authority.
          “Ordinary Course of Business” means the ordinary course of business of the Transferred Companies consistent with past custom and practice.
          “Owned Property” shall have the meaning specified in Section 2.9(a).
          “PBGC” shall have the meaning specified in Section 2.12(b).
          “Permit” shall mean any permit or authorization of the Transferred Companies issued by any Governmental Authority in connection with the Business or any of the other Business Assets.
          “Permitted Liens” shall mean (i) Liens for Taxes, assessments and other governmental charges which are not due and payable and which may thereafter be paid without penalty, (ii) Liens identified in the Disclosure Letter, (iii) Liens arising or resulting from any action taken by Buyer or any of its Affiliates, (iv) with respect to any Business Asset, Liens which do not in any material respect interfere with or restrict the use of such Business Asset in the conduct of the Business, (v) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business, (vi) zoning restrictions, easements, licenses or other restrictions on the use of any Owned Property or encumbrances thereon, so long as the same do not, individually or in the aggregate, materially interfere with or impair the use of such Owned Property in the manner normally used and (vii) matters disclosed in the title insurance policies, title commitments, UK property searches and French mortgage certificates attached as Exhibit G (the items referred to in this clause (vii) are referred to herein as (“Title Materials”).

          “Person” means any natural person, corporation, partnership, limited liability company, proprietorship, joint stock company, joint venture, trust, union, association, organization, Governmental Authority or other entity or business organization.
          “Pigments Business” shall mean the business of producing, marketing, developing and selling synthetic iron oxide and other inorganic pigments.
          “Pre-Closing Period” shall have the meaning specified in Section 9.1(a).
          “Proceeding” means any judicial, administrative, investigative or arbitral actions, suits or proceedings by or before any Governmental Authority.
          “Purchase Price” shall have the meaning specified in Section 1.2.
          “Real Property” shall mean the Owned Property and the Leased Property, collectively.
          “Related Persons” shall have the meaning specified in Section 2.13.
          “Released Persons” shall have the meaning specified in Section 8.7(c).
          “Restricted Business” shall mean the business of producing, marketing, developing and selling (i) specialty and proprietary wet chemicals used by manufacturers of bare printed wiring boards, (ii) high purity wet process chemicals used as etchants, cleaning solutions, photoresist strippers, edge bead removers, solvents, developers and copper deposition materials to manufacturers of semiconductors, silicon chips, wafers, liquid crystal displays, photomasks and photo-voltaic cells and modules and providing related analytical, logistical and support services to such manufacturers and (iii) photomasks and reticles to the semiconductor, optoelectronics and microelectronics industries. For the avoidance of doubt, the “Restricted Business” shall not include the Wafer Reclaim Business.
          “Restructurings” shall mean the Singapore Restructuring and UK Restructuring.

          “Retained Cash Balances” shall mean all cash and cash equivalents in accounts of the Transferred Companies (listed in Schedule 2.21 of the Disclosure Letter) at the Closing.
          “Retained Liabilities” shall have the meaning specified in Section 8.2(c).
          “Rockwood Electronic” shall mean Rockwood Electronic Materials Limited, one of the UK Transferred Companies.
          “Rockwood Sellers” shall mean Seller, Rockwood Specialties, Caledonian and Mustardgrange.
          “Rockwood Specialties” shall mean Rockwood Specialties, Inc., a Delaware corporation.
          “Rockwood UK Plan” shall have the meaning specified in Section 2.12(j).
          “Selected Accountants” shall have the meaning specified in Section 1.5(d).
          “Seller” shall have the meaning specified in the Preamble.
          “Seller Indemnitees” shall have the meaning specified in Section 8.3.
          “Seller Marks” shall have the meaning specified in Section 4.6(a).
          “Shares” shall mean, with respect to a Company, the shares of capital stock, the issued shares or other equity interests of such Company set forth on Schedule 2.2 of the Disclosure Letter.
          “Singapore Restructuring” shall mean the transfer of the Pigments Business and Additives Business of the Singapore Transferred Company (and the employees thereof, or the resignation or termination of employment of any such employees who are not willing to transfer their employment) to an Affiliate of Seller, as described in Exhibit G.

          “Singapore Shares” shall mean, with respect to the Singapore Transferred Company, the shares of capital stock or other equity interests of the Singapore Transferred Company set forth on Schedule 2.2 of the Disclosure Letter.
          “Singapore Transferred Company” shall mean Rockwood Specialties (Singapore) Pte Limited.
          “Specified Indemnified Parties” shall have the meaning specified in Section 4.25(i).
          “Straddle Period” shall have the meaning specified in Section 9.1(b).
          “Subsidiary” shall mean, with respect to any Person, another Person of which such Person, directly or indirectly through one or more Subsidiaries, beneficially owns capital stock, share capital or other equity interests having in the aggregate fifty percent (50%) or more of the total combined voting power, without giving effect to any contingent voting rights, in the election of directors (or Persons fulfilling similar functions or duties) of such owned Person.
          “Subsidiary Shares” shall mean, with respect to a Subsidiary of a Company, the shares of capital stock, the issued shares or other equity interests of such Subsidiary set forth on Schedule 2.2 of the Disclosure Letter.
          “Supplies” shall have the meaning specified in Section 4.6(a).
          “Taiwan Nominee Shareholders” shall mean each of Southern Clay Products; Inc.; Rockwood Specialties; Exsil, Inc.; Electrochemicals, Inc.; Cyantek Corporation; and Compugraphics U.S.A., Inc.
          “Taiwan Purchase Price” shall mean the amount of the Purchase Price allocated to the Taiwan Shares at the Closing in accordance with Exhibit C, expressed in New Taiwan Dollars, that is to be indicated in the application for FIA to be filed jointly by Taiwan Shares

Seller and Buyer to the Investment Commission of the Taiwan Ministry of Economic Affairs for approval.
          “Taiwan Securities Transaction Tax” shall mean 0.3% of the Taiwan Purchase Price.
          “Taiwan Shares” shall mean, with respect to the Taiwan Transferred Company, the shares of capital stock or other equity interests of the Taiwan Transferred Company set forth on Schedule 2.2 of the Disclosure Letter.
          “Taiwan Transferred Company” shall mean Rockwood Electrochemicals Asia Limited.
          “Taiwan Shares Seller” shall mean Rockwood Specialties Group, Inc.
          “Tax Authority” shall mean the IRS or any other domestic or foreign governmental entity responsible for the administration of any Taxes.
          “Taxes” shall mean all taxes, charges, fees, levies or other assessments, and all estimated payments thereof, including but not limited to income, excise, license, severance, stamp, occupation, premium, profits, windfall profits, customs duties, capital stock, employment, disability, registration, alternative or add-on minimum, property, sales, use, value added, environmental (including Taxes imposed under Section 59A of the Code), franchise, payroll, transfer, gross receipts, withholding, social security or similar unemployment taxes, and any other tax of any kind whatsoever, imposed by any Governmental Authority, including any interest, penalties and additions to tax relating to such taxes, charges, fees, levies or other assessments.

          “Tax Return” shall mean any return, report, form or other information filed with any Governmental Authority with respect to Taxes, including any attachment or schedule thereto or any amendment thereof.
          “Title Materials” shall have the meaning specified in the definition of Permitted Liens.
          “Third-Party Claim” shall have the meaning specified in Section 8.6(a).
          “Threshold Amount” shall have the meaning specified in Section 8.4(d).
          “Transferred Companies” shall have the meaning specified in Section 2.1.
          “Transition Services Agreement” shall have the meaning specified in Section 1.4(a)(xi).
          “U.C.C.” shall mean the Uniform Commercial Code, as amended, and any successor thereto.
          “UK Benefit Plans” shall have the meaning mentioned in section 2.12(j).
          “UK Companies Act” shall have the meaning in section 1.4(a)(ix).
          “UK Restructuring” shall mean the transactions described in clauses (b) and (c) of Section 4.11.
          “UK Shares” shall mean, with respect to a UK Transferred Company, the issued shares of such UK Transferred Company set forth on Schedule 2.2 of the Disclosure Letter.
          “UK Transferred Companies” shall mean Compugraphics and Rockwood Electronic.
          “Ultra Pure Chemicals Lease” shall mean the lease dated 10 January 2001 between (1) The Second Industrial Partnership Limited (2) Micro Images Technology Limited of

premises known as Units 16/7, 16/8.1, 16/8.2, 16/8.3, 16/9, 16/10 and 16/11 Amber Business Centre, Riddings, Derbyshire.
          “U.S. Business Employees” shall mean those Business Employees employed and/or engaged in the portion of the Business conducted in the United States.
          “U.S. Company Benefit Plans” shall have the meaning specified in Section 2.12(a).
          “U.S. Shares” shall mean, with respect to a U.S. Transferred Company, the shares of capital stock or other equity interests of such U.S. Transferred Company set forth on Schedule 2.2 of the Disclosure Letter.
          “U.S. Transferred Company” shall mean any Transferred Company that has as its place of incorporation or organization a place within the United States of America.
          “Voting Debt” shall have the meaning specified in Section 2.2.
          “Wafer Reclaim Area Lease” shall mean the lease dated 9 August 2000 between (1) The Second Industrial Partnership Limited (2) Micro Image Technology Limited of premises known as Unit 16.12 Amber Business Centre, Riddings, Derbyshire.
          “U.S. Benefit Plan” shall have the meaning specified in Section 2.12(a).
          “Wafer Reclaim Business” shall mean the business of producing, marketing, developing and selling semiconductor wafer refurbishment services, including without limitation the cleaning and restoring of silicon wafer surfaces.
          “Water Treatment Plant” shall have the meaning specified in Section 4.11(b)(ii).